As filed with the Securities and Exchange Commission on July 11, 2008

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________________________

Vidshadow, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7310	38-3749148
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1970 Estelle Lane

Placentia, CA 92870
(714) 646-8110

(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

__________________________

Jordan Hudgens
Chief Executive Officer
Vidshadow, Inc.
1970 Estelle Lane

Placentia, CA 92870
(714) 646-8110

(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:

Jody Samuels, Esq.
Richardson & Patel LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
(212) 907-6689

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer [ ]

Accelerated filer [ ]

Non-accelerated filer [ ] (Do not check if a smaller reporting company)

Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	5,100,000	$ 1.75(1)	$8,925,000(2)	$350.75
Total	5,100,000	$ 1.75	$8,925,000	$350.75

(1) On July 8, 2008, the closing price of our common stock was $1.75 per share.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, the aggregate offering price is based upon the July 8, 2008 closing price of our common stock as traded on the Pink OTC Markets Inc.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated July 11, 2008

PRELIMINARY PROSPECTUS

Vidshadow, Inc.

5,100,000 Shares of Common Stock

$0.001 per share

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This prospectus covers the resale by selling stockholders named on page 16 of up to 5,100,000 shares of our common stock, par value $.001 per share.

This offering is not being underwritten. All of the shares being sold by the selling stockholders are described on page 16 of this prospectus. These securities will be offered for sale by the selling stockholders identified in this prospectus in accordance with the methods and terms described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of these shares. We will pay all expenses incurred in connection with the offering described in this prospectus, with the exception of the brokerage expenses, fees, discounts and commissions which will all be paid by the selling stockholders. Our common stock is more fully described in the section of this prospectus titled “Description of Securities.”

The prices at which the selling stockholders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, a price related to the prevailing market price, at negotiated prices or prices determined, from time to time by the selling stockholders. See “Plan of Distribution.”

Our common stock is currently listed on the Pink OTC Markets Inc. under the symbol “VSHD”. On July 8, 2008, the closing price of our common stock was $1.75 per share.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus to make your investment decision.  We have not authorized anyone to provide you with different information.  This prospectus may be used only where it is legal to sell these securities.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus.  We encourage you to read the entire prospectus carefully.

The date of this prospectus is July 11, 2008

Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. These securities may be sold only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the effective date of this offering, regardless of the time of delivery of this prospectus or of any sale of the securities. You must not consider that the delivery of this prospectus or any sale of the securities covered by this prospectus implies that there has been no change in our affairs since the effective date of this offering or that the information contained in this prospectus is current or complete as of any time after the effective date of this offering.

Neither we nor the selling stockholders are making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or the possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the related notes. In this prospectus, we refer to Vidshadow, Inc. as “Vidshadow”, “our company”, “we”, “us” and “our”.

Our Company

We distribute licensed and professionally produced video programming (premium video content) on our website as well as our affiliates’ websites.  Web users can view the premium video content at no charge.  Depending on the demographics of the website, an advertisement is incorporated into the premium video content.  Thus, each website’s statistical data is analyzed so that advertisements may be specifically targeted to meet the advertisers’ needs. We intend to build a network that matches advertising and content on websites across the Internet, organized into targeted categories and areas of interest. We deliver premium video content and match it with in-stream advertising on a global basis, through our affiliate network and our company-owned destinations. We also intend to become an enabler for websites that require advanced video hosting capabilities and advertising.

We have three main lines of business, content aggregation and distribution, advertising, and an online video platform for third party websites.

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Content: We distribute targeted, licensed and professionally produced video programming that is category and audience specific. Our network platform allows for this high quality content to be streamed, through the Vidshadow distributed media player, to affiliate websites, paired with in-stream advertisements, and displayed to users.

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Advertising: We deliver advertisements through a collection of qualified website affiliates. These sites, segmented into verticals by categories and audience demographics, provide advertisers targeted marketing opportunities. We offer advertisers a wide array of targeting options, including website, category, demographic, geographic, and programming-centric placements.  The advertising unit choices we provide include pre-roll, overlay, and post-roll advertisements, display advertisements, and sponsorships media player

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Platform: Through our distributed media player, we combine a content library with dynamic advertising, which enables website affiliates hosting the media player to generate incremental revenue and enhance their visitors’ experience.   We provide these website affiliates with access to our library of professionally produced content allowing them to deliver the right video to the right user with the right advertising messages, all at no cost to them. Instead of charging for bandwidth, content and subscription fees, we share in the revenue derived from the in-stream advertisements.

We were incorporated in Delaware as Octapus, Inc. on April 27, 1999, and changed our name to Sushee, Inc. on September 1, 2000. We changed our name to Vidshadow, Inc. on February 13, 2008 in anticipation of our share exchange with all of the stockholders of Vidshadow.com, Inc., a private California corporation, referred to herein as “Vidshadow California”. On March 13, 2008, we issued 44,713,759 shares of our common stock and our majority stockholder transferred an aggregate of 23,634,267 shares of common stock owned by him to Vidshadow California’s stockholders in exchange for all the issued and outstanding capital stock of Vidshadow California resulting in Vidshadow California becoming a wholly owned subsidiary of our company.

Our executive offices are located at 1970 Estelle Lane, Placentia, California 92870. Our corporate website is www.vidshadow.com. Information contained on our website shall not be deemed to be part of this prospectus.

Risks Related to Our Business

Our business is subject to a number of risks, which you should be aware of before making an investment decision. These risks are discussed more fully in the section of this prospectus titled “Risk Factors.”

The Offering

We are registering 5,100,000 shares of our common stock for sale by the selling stockholders identified in the section of this prospectus entitled “Selling Security Holders.”

The shares of common stock offered under this prospectus may be sold by the selling security holders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling security holders, the common shares they are offering to sell under this prospectus, and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned “Selling Security Holders” and “Plan of Distribution”. We will not receive any of the proceeds from those sales. The registration of common shares pursuant to this prospectus does not necessarily mean that any of those shares will ultimately be offered or sold by the selling stockholders.

Reverse Stock Split

On April 22, 2008, our board of directors and those stockholders holding a majority of our common stock approved a 1-for-1.1459 reverse stock split of our common stock.  The reverse stock split was approved by NASDAQ and became effective on May 28, 2008. Unless otherwise indicated, all discussions included in this prospectus relating to the outstanding shares of our common stock refer to post-split shares.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision.  Our business could be harmed by any of these risks.  The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.  In assessing these risks, you should also refer to the other information contained in this prospectus, including our financial statements and related notes.

Risks Related to Our Business

We are an early-stage company and our lack of operating history makes evaluating our business and profitability highly speculative.

We are an early-stage company with our operating subsidiary being formed in December 2006 to operate and enable video distribution networks providing advanced technological solutions to advertisers, content providers and affiliate websites. We have a limited operating history and, in addition to all of the operating, marketing, financial and other risks, uncertainties, expenses and difficulties we face as an early-stage company generally, we are subject to a number of unique risks associated with Internet usage, advertising and infrastructure. Our lack of operating history, coupled with our limited revenues and/or assets, makes an investment in our securities highly speculative.

In addition, we face risks that could prevent us from achieving profitability in the future. These risks include, but are not limited to, our ability to:

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generate revenues from selling our products and services;

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successfully protect personal computer or corporate networks against all Internet threats;

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respond effectively to competitive pressures;

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protect our intellectual property rights; and

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continue to develop and upgrade our technology.

We have generated minimal revenues to date and sustained operating losses, and we may incur operating losses and negative cash flows in future periods resulting in uncertainty as to our profitability and limitation on our operations.

We have generated minimal revenues to date and experienced negative cash flows from operating losses, and we may continue to incur such operating losses and negative cash flows in future periods as well as to accumulate increasing deficits as we increase capital expenditures to expand our business. Increases in our operating expenses may require us to achieve significant additional revenue prior to our attaining profitability. As of December 31, 2007 and 2006, we had an accumulated deficit of $2,484,875 and $76,762, respectively, and for the quarter ended March 31, 2008, we had an accumulated deficit of $7,300,589.  There can be no assurance that we will ever generate sufficient revenue to become profitable. In the event that we are unable to achieve profitability or raise sufficient funding to cover our deficits we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern, and we may ultimately be forced to seek protection from creditors under the bankruptcy laws or cease operations.

Unless we are able to generate sufficient product or other revenue, we will continue to incur losses from operations and may never achieve or maintain profitability.

We have a history of net losses. We incurred net losses for the year ended December 31, 2007 and for the period from December 22, 2006 (inception) to December 31, 2006 of $2,408,113 and $76,762, respectively, and for the quarter ended March 31, 2008, of $4,815,714. We anticipate continuing to incur such losses in the foreseeable future, which can result in uncertainty as to the achievement or maintenance of future profitability.

If we are unable to generate substantial revenues from advertisers, we may not be able to increase our revenues or execute our business strategy.

We currently display third party advertising on our network platform. Our revenues from these advertisers have increased over the past year and represented more than 85% of our revenues for the fiscal year ended December 31, 2007 and approximately 84% during the quarter ended March 31, 2008. We intend to dedicate additional marketing resources to the development of this revenue stream. However, our ability to increase our advertising revenues may be limited by, among other reasons, by a possible perception that the Internet is an ineffective marketing medium due to the excessive number of banner advertisements, the growing number of installations by Internet users of “filter” software programs that allow them to block “pop-up” advertisements or to prevent installation of software components that act as spying agents, and the limitations on the content of advertisements on the Internet compared to other forms of media. In addition, our advertising revenues depend, in part, on the number of our active users and visitors to our website and third-party affiliate websites. If we do not experience large numbers of new users, or if our website traffic decreases, our advertising revenues may not increase or could decline. In addition, we may not be able to increase our advertising revenue if advertising rates decrease in response to increased competition. Our inability to increase our revenues from advertisers could reduce our growth and affect our profitability.

Our liquidity and capital resources are significantly limited.

Our ability to fund working capital and anticipated capital expenditures will depend on our future performance, which is subject to general economic conditions, economic conditions specific to the Internet, sales of our products and services, competition, and other factors that are beyond our control. Our ability to fund operating activities is also dependent upon (i) the extent and availability of banks and other credit facilities, (ii) our ability to access external sources of financing, and (iii) our ability to effectively manage our expenses in relation to revenues. There can be no assurance that our operations and access to external sources of financing will continue to provide resources sufficient to satisfy our liabilities arising in the ordinary course of business.

If we are unable to establish and increase market acceptance of our products, we will not grow our business and our revenues could decline.

Our success depends significantly on quickly amassing a network of target affiliate websites to distribute content, developing market awareness, and expanding our library of professionally produced content.  These factors should enable us to sell advertisements at a premium rate and therefore steadily augment revenues.  They should also add to our number of monthly video streams, which should increase our overall market share in the video platform industry.  We provide publishers with access to our library of professionally produced content free of charge. We should be able to increase revenues only if we can create and maintain a substantial market demand for our in-stream advertising from which we take a share of the revenue.

Many companies in the online media platform industry have multiple clients and use the same revenue-generating process as us. Therefore, our ability to execute our business strategy depends on market demand for professionally produced content matched with Internet advertising. The rate of adoption and acceptance of our products and services may be affected adversely by changing consumer preferences, product obsolescence, technological change, market competition, discontinued development or acceptance of Internet mediums of communication and potential negative quality and novelty of our products and services. If we are unable to establish and increase market acceptance of our products, our business may not grow and our revenues could decline.

We intend to expend substantial resources on attracting and maintaining clients, which could increase our net losses and limit our profitability.

Our profitability could vary depending on our expenditure on attracting and maintaining clients. We are likely to incur net losses as we increase our marketing and sales initiatives.  These efforts may prove to be more expensive than we currently anticipate which could further increase our net losses.  We cannot predict when, or if, we will be profitable in the future.  Even if we achieve profitability, we may not be able to sustain it.

The failure to effectively implement and maintain a successful business model could adversely affect our business.

The success of our business depends on our ability to implement our business model. This requires signing up new accounts, building strategic relationships with established firms, hiring key personnel, and generating significant revenues from selling our advertisements and developing a powerful brand. In order to succeed in the online media platform industry, we must create partnerships with advertising agencies in order to consistently and successfully pair each video stream with an advertisement, which could place a significant strain on our managerial, operational and financial resources. Our success also depends on aggregating a library of professionally produced content that satisfies both the advertiser and publisher standards. If we fail to effectively implement and maintain this business model, including creating successful partnerships and aggregating a satisfying library, our business, profitability, and results of operations may be adversely affected.

We may require significant additional external financing to implement our business plan.

We may require significant additional external financing to sustain our operations, support our expansion, achieve profitability, or continue as a going concern. There can be no assurance that we will be able to secure any such additional external financing, or, if we are able to secure such external financing, that it will be on terms favorable, or even acceptable, to us. Any inability to achieve profitability or otherwise secure additional external financing would have a material adverse effect on our business, financial condition, and results of operations, raising substantial doubts as to our ability to continue as a going concern, and we may ultimately be forced to seek protection from creditors under the bankruptcy laws or cease operations, which may result in a substantial or complete loss of your invested capital.

Our future indebtedness could adversely affect our financial health.

We may incur a significant amount of indebtedness to finance our operations and growth. Any such indebtedness could result in negative consequences to us, including:

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increasing our vulnerability to general adverse economic and industry conditions;

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requiring that a portion of our cash flow from operations be used for the payment of interest on our debt, thereby reducing our ability to use our cash flow to fund working capital, capital expenditures and general corporate requirements;

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limiting our ability to obtain additional financing to fund future working capital, capital expenditures and general corporate requirements;

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limiting our flexibility in planning for, or reacting to, changes in our business; and

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placing us at a competitive disadvantage to competitors who have less indebtedness.

If Internet advertising declines or fails to perform as anticipated, our revenue could continue to be limited or decline.

We market our products and related services over the Internet. If Internet advertising fails to perform as anticipated, our sales could be reduced, our expenses could increase and our competitive position could be weakened.

We provide publishers access to our library of professionally produced content and instead of charging them for bandwidth, content and subscription fees, we share in the revenue derived from Internet advertisements. This business model may not continue to be effective for a number of reasons, including the following: click and conversion rates may decline as the number of advertisements and advertising formats on the Web increases; Web users can install “filter” software programs which allow them to prevent advertisements from appearing on their computer screens or in their e-mail systems; Internet advertisements are, by nature, limited in content in relation to other media; companies may be reluctant or slow to adopt online advertising that replaces, limits or competes with their existing direct marketing efforts; companies may reject or discontinue the use of certain forms of online promotions that may conflict with their brand objectives; companies may not utilize online advertising due to concerns of “click-fraud”, particularly relating to pay per click placements; Internet regulations may be implemented that could negatively impact our business. If the number of companies who purchase online advertising does not continue to grow, we may experience difficulty in attracting publishers, and our revenue could continue to be limited or decline.

We face significant competition in each of our lines of business, and our competitors may gain market share in the markets in which we operate, which could adversely affect the growth of our business and cause our revenues to continue to be limited or decline.

We have many competitors in the markets for each of our lines of business. If existing or new competitors gain market share in any of these markets, we may not be able to increase our revenues, or we may experience a decline in revenues, which could adversely affect our business and operating results. Our competitors include online video network providers, providers of video advertising products, and video hosting platform companies.

Some of our competitors include BrightCove, NarrowStep, Entriq, and Maven Networks (which was acquired by Yahoo! in February 2008). Many of our competitors have greater brand name recognition and greater financial, technical, sales, marketing, personnel and other resources than we do and consequently may have an ability to influence customers to purchase their products rather than ours.

Our future and existing competitors could introduce products with superior features and functionality at lower prices than our products, and could also bundle existing or new products with other more established products in order to compete with us.  Our competitors could also gain market share by acquiring or forming strategic alliances with our other competitors. In addition, since new distribution methods offered by the Internet and electronic commerce have removed many of the barriers to entry historically faced by software industry companies, we may face additional competition in the future. Any of the foregoing could cause our revenues to decline, which would harm our financial position and results of operations.

If we are unable to continually enhance our existing products and develop new products that achieve widespread market acceptance, we may be unable to attract and retain customers, recover product development costs and our earnings and revenues may decline.

Our success depends in part on our ability to address the rapidly changing needs of our clients by developing, acquiring and introducing new products, product updates and services on an efficient and timely basis.  We must also keep pace with technological developments and emerging industry standards.  The Internet advertising market is characterized by rapidly changing technologies, evolving industry practices and changing consumer demands. The introduction of new products and services embodying new technologies and the emergence of new industry standards and practices can render existing products and services obsolete and unmarketable or require unanticipated investments.

We may be unable to enhance our existing products or to develop new products because the enhancement of existing products and the development and commercialization of new products can be very complex. Software product development and commercialization depends upon a number of factors, including:

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accurate prediction of market requirements, market preferences and content trends and evolving standards;

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development of advanced technologies and capabilities;

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timely completion and introduction of new product designs and features that incorporate market requirements and preferences;

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our ability to recruit and retain highly qualified personnel;

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our ability to market our new products; and

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market acceptance of our enhanced and new products.

Furthermore, we may not develop or introduce new products or product enhancements in time to take advantage of market opportunities or achieve a significant or substantial level of acceptance in new or existing markets. If we fail to do so, our ability to attract and retain customers could be impaired, our competitive position may be harmed and we may be unable to generate substantial revenues. We intend to commit substantial resources to improving our technology and providing new services of increasing value to our growing customer base. If we are unable to achieve widespread market demand for our products and services or if this occurs more slowly than we expect, we will have expended substantial resources and capital without realizing sufficient revenue. As a result, we could lose customers or fail to attract and retain new customers, our competitive position may be harmed, we may be unable to generate substantial revenues and our business and operating results could otherwise be adversely affected.

We may have difficulty managing our growth, which could limit our ability to increase our sales and control our costs.

In order to achieve our business objectives, we will need to continue to grow, both in the scope of our operations and in the number of our employees. Such growth may place increased demands on our management and on our financial and operational resources. Continued growth would increase the challenges involved in:

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implementing appropriate operational and financial systems and controls;

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expanding our sales and marketing infrastructure and capabilities; and

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maintaining the morale of our employees.

If we cannot scale and manage our business appropriately, we will not experience our projected growth and our financial results will suffer.

We depend on third party Internet and telecommunication providers to operate our website and securing alternate sources for these services may be difficult and may increase our expenses.

We currently employ managed services for several key areas of our technology operations -- content delivery, video encoding, and website hosting services. Content delivery networking is provided by a third-party and will continue as such due to the cost prohibitive nature of this technology. Video encoding and website hosting may be transitioned in-house, however it is undetermined if such a transition would result in a cost savings to us, due to the potential need for capital expenditures in the form of computer hardware costs and human resources.

We depend on third party technology and service providers of Internet and related telecommunication services, including hosting and location facilities and content delivery, to operate our website. These companies may not continue to provide services to us without disruptions in services, at the current cost or at all. While we believe that there are many alternative providers of hosting and other communication services available to us, the costs associated with any transition to a new service provider could be substantial and require us to reengineer our computer systems and telecommunications infrastructure to accommodate a new service provider. This process could be both expensive and time consuming and could result in lost business both during the transition period and after.

System failures could disrupt our operations, become costly, and cause us to lose customers.

We currently rely solely on the Internet as a means to sell our products and services. Accordingly, if we or our customers are unable to utilize the Internet due to a failure of technology or infrastructure, terrorist activity, damage to our systems or other reasons, we could lose current or potential customers and revenues. Computer systems are inherently vulnerable to damage from a variety of sources, such as power outages, telecommunication failures, and intentional or accidental human error. Our servers and communications systems could also be damaged or interrupted by fire, flood, power loss, telecommunications failure, earthquakes, acts of war or terrorism, acts of God, computer viruses, physical or electronic break-ins and similar events or disruptions. We do business in California and any natural disaster that could affect this area could substantially harm our business. We have selected managed service providers that, as a course of their normal business and going concern, maintain a high degree of backup systems and processes. However, events may occur that cause system interruptions, delays, and loss of data, which may adversely affect viewership of our site and result in loss of distribution partners and advertising revenue.

While we have backup systems for most aspects of our operations, these systems are not fully redundant and our disaster recovery planning may not be sufficient for all eventualities. Despite our network security measures, our servers could be a target of physical or electronic break-ins, computer viruses and similar disruptive problems because we cannot control the maintenance and operation of our third party data centers.

System failures that interrupt our ability to provide services to our customers, including failures affecting our ability to deliver in-stream video or other advertising quickly and accurately and to effectively process consumer responses to advertisements would significantly reduce the attractiveness of our solutions to advertisers and publishers. Regardless of precautions we take, such unanticipated problems could cause data interruptions in the delivery and matching of our content with advertisements.

In addition, we may have inadequate insurance coverage or insurance limits to compensate us for losses from a major interruption. Furthermore, interruptions in our website could materially impede our ability to attract new companies to advertise on our website and to maintain relationships with current advertisers. Difficulties of this kind could damage our reputation, be expensive to remedy and curtail our growth.

If we become subject to intellectual property actions, this could hinder our ability to deliver our products and services and our business could be negatively impacted.

We may be subject to legal or regulatory actions alleging intellectual property infringement or similar claims against us. Companies may apply for or be awarded patents or have other intellectual property rights covering aspects of our technologies or businesses. While we are currently not subject to any material intellectual property litigation, any future litigation alleging intellectual property infringement by us could be costly, could require us to change our business practices, could potentially hinder or prevent our ability to deliver our products and services, and could result in a negative impact to our business.

Legal, regulatory or governmental enforcement actions, changes in government regulation and industry standards could decrease demand for our products and services and materially adversely affect our business and financial condition.

Laws and regulations that apply to Internet communications, commerce and advertising have become increasingly prevalent. These regulations could affect the costs of communicating via the Internet and could adversely affect the demand for our advertising services or otherwise harm our business, results of operations and financial condition. Congress has enacted Internet legislation regarding children’s privacy, copyrights, sending commercial email and taxation. Other laws and regulations have been adopted and may be adopted in the future, and may address such other issues as user spyware, “do not email” lists, privacy, pricing, infringement and ownership of intellectual property, copyright, trademark, trade secret, export of encryption technology, click-fraud, acceptable or non-acceptable content, search terms, lead generation, audience targeting, taxation, and quality of products and services. Any such legislation could inhibit growth in the use of the Internet generally and negatively affect our business. Moreover, such legislation could decrease the acceptance of the Internet as a medium for communications and advertising. In addition, the growth and development of the market for Internet commerce may prompt heightened consumer protection laws, both in the U.S. and internationally, that may impose additional burdens on companies, like us, conducting business over the Internet. The laws governing and regulating the Internet remain largely unsettled. Our business, results of operations and financial condition could be materially adversely affected by the adoption or modification of industry standards, laws or regulations relating to the Internet, or the application of existing laws to the Internet or Internet-based advertising.

We could become subject to legal and governmental enforcement actions if our customers fail to comply with the laws and regulations governing consumer privacy, which could materially adversely affect our business.

Federal, state and foreign scrutiny and legislative and regulatory activity concerning online privacy and data collection and use practices have become increasingly heightened. Any failure by us to comply with such laws or regulatory requirements may result in, among other things, indemnification liability to our customers and advertisers, administrative enforcement actions and fines, class action lawsuits, cease-and-desist orders, and civil and criminal liability. Any failure by our customers to comply with online privacy and data collection laws or regulatory actions could also result in liability for us. Any of the foregoing actions could be costly and could cause harm to our reputation and business.

In addition, privacy advocacy groups, direct marketing industries, trade associations and industry self-regulatory groups may advocate for or enact more burdensome laws, regulations and guidelines, including consumer privacy laws, which would affect our company and our customers. If the gathering of audience data were to be limited or restricted, Internet advertising would be less attractive and less effective and this would harm our business.

If the technology we currently use to target the delivery of online advertisements becomes restricted or subject to regulation, our expenses could increase and we could lose customers.

Certain websites place small files of anonymous data (known as “cookies”) on Internet users’ computer hard drives. Cookies generally collect information about users on an anonymous basis to enable websites to provide users with customized experiences. The information collected through cookies is passed to the websites through an Internet user’s browser software. We currently use cookies to track the movement of Internet users through our advertiser customer’s websites and to monitor and prevent fraudulent activity on our networks. Most Internet browsers currently allow Internet users to modify browser settings to prevent cookies from being stored on their computers. Internet users can also delete cookies from their computers at any time. Recently, Internet advocates have suggested restricting or eliminating the use of cookies and legislation has been introduced in some jurisdictions to regulate the use of cookies. The effectiveness of our technology could be negatively affected by any reduction or restriction on the use of cookies, in which case we would need to switch to other technologies to gather audience information. While such technologies currently exist, they are substantially less effective than cookies. The replacement of cookies could cause us to expend a significant amount of time and resources, which could cause us to lose customers and may not be commercially feasible. In addition, our use of cookies or other technologies designed to collect Internet usage data may subject us to future litigation or investigations. Any litigation or regulatory action against us could require us to change our business practices and could be costly and time consuming.

If our technology suffers from design or performance defects, our revenues and operations may be negatively affected and we may need to expend significant resources to address such defects.

Our business will be negatively impacted if our technologies suffer from design or performance defects resulting in a loss of customers and revenue. We could also become subject to significant product liability claims as a result of such defects. Technologies as complex as ours may contain undetectable defects even after internal testing. Such defects could become apparent only after widespread commercial use. Some of our contracts may not contain provisions to limit our exposure to liabilities resulting from product liability claims. Although there are currently no product liability claims pending against us, we cannot ensure that this will continue. A product liability claim brought against us, which is not adequately covered by our insurance, could cause us to expend significant resources and could materially harm our business.

Our revenue and results of operations could be adversely affected if Internet usage and the development of Internet infrastructure fails or does not continue to grow.

Our business and results of operations depend significantly on the continued growth of Internet usage, and maintenance of the Internet infrastructure, which could be inhibited for various reasons, such as: inadequate network infrastructure; security concerns; inconsistent quality of service; governmental regulation; and unavailability of cost-effective, high-speed service. Internet infrastructure may be unable to support the demands placed on it if the number of Internet users continues to increase or if existing or future Internet users access the Internet more often or increase their bandwidth requirements. The Internet has experienced a variety of outages, viruses, worms and other harmful effects, which could reduce the level of Internet usage as well as our ability to provide our products and services. In addition, the Internet could lose its viability as a commercial medium due to increased governmental regulation or delays in the development or adoption of new technologies required to accommodate heightened levels of Internet activity. If Internet usage does not continue to grow, or if the Internet infrastructure does not effectively support our growth, our revenue and results of operations could be materially adversely affected.

Our future success is dependent on the continued service of our key personnel, the loss of who could harm our business.

The success of our business depends on the retention of key personnel critical to our business operations. Particularly, we depend on the continued services of our Chief Executive Officer, Jordan Hudgens, our President, Mark Gaeta and our Chief Technology Officer, Atul Patel. Our business and operations to date have been mainly implemented under the direction of our current senior management, who have unique technical skills, management expertise and key business relationships. Although we have entered into employment agreements with each of Messrs. Hudgens, Gaeta and Patel, if we are unable to retain existing management and other personnel that are critical to the success of our business, our operations could be disrupted, we could lose key business relationships and information, we could incur additional recruitment and training costs and our revenue and profitability could decline.

Further, our ability to execute our business strategy also depends on our ability to continue to attract, retain and motivate qualified and skilled technical and creative personnel and skilled management, marketing and sales personnel. If we cannot attract and retain additional key employees or lose one or more of our current key employees, our ability to develop or market our products could be adversely affected.

Our operating results may fluctuate due to the difficulty in accurately predicting financial performance.

Our revenue and operating results may vary significantly from quarter to quarter due to a variety of factors. As a result, you should not rely on period-to-period comparisons of our results of operations as an indication of our future performance. If our results of operations fall below our own forecasts, the market price of our common stock could significantly decrease. The factors that may affect our operating results include:

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fluctuations in the cost and demand for online advertising;

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fluctuations in advertiser expenditures on the Internet;

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fluctuations in the amount of available advertising space on our networks;

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the timing and amount of sales and marketing expenses we could incur in order to attract new advertisers and customers;

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changes in our pricing and publisher compensation policies, the pricing and publisher compensation policies of our competitors, the pricing and publisher compensation policies of our advertiser customers, or the pricing policies for advertising on the Internet generally;

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changes in the regulatory environment, including regulation over Internet advertising;

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possible impairments on goodwill, intangible or other assets;

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time and expenses associated with potential litigation or regulatory investigations, including settlement costs and/or regulatory penalties and fines relating to governmental enforcement actions;

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the loss of or significant reduction in business from large customers or the cancellation or non-renewal of contracts; and

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costs related to purchases of new technology or mergers or acquisitions.

If we do not protect our proprietary information and prevent unauthorized use of our technology, we could be held liable resulting in increased expenses and our business could be harmed.

We rely on a combination of copyright, patent, trademark and trade secret laws, confidentiality procedures, contractual provisions and other measures to protect our proprietary information. These measures afford limited protection and may be invalidated, circumvented or challenged. We may not have the controls in place to protect our proprietary information accurately. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy our software or obtain or use information that we regard as proprietary, which could harm our business.

We may be liable to third parties for content we deliver through our networks if the text, pictures or other content involved infringes upon copyright, trademark, or other intellectual property rights of third parties or if the content is defamatory. Any claims or counterclaims could be time consuming and could result in costly litigation thereby increasing our expenses.

We may incur costs and compliance risks as a result of the Sarbanes-Oxley Act of 2002 and if we fail to maintain effective internal controls, we may not be able to accurately report our financial results or prevent fraud and our business may be harmed.

We anticipate that we will incur costs related to compliance with the Sarbanes-Oxley Act of 2002 (“the Sarbanes-Oxley Act”). Section 404 of the Sarbanes-Oxley Act requires management to evaluate and assess the effectiveness of a company’s internal controls over financial reporting and our independent auditors to attest to the effectiveness of such internal controls and the evaluation performed by management. We expect compliance with Section 404 of the Sarbanes-Oxley Act to be time-consuming and to increase our legal and financial compliance costs. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Effective internal controls are essential in providing reliable financial reports effectively preventing fraud. Our inability to provide reliable financial reports or to prevent fraud could harm our business.  In order to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, we are required to continuously evaluate and, where appropriate, enhance our policies, procedures and internal controls. If we fail to maintain the adequacy of our internal controls, we could be subject to litigation, regulatory scrutiny and reputational harm.  We cannot ensure that we will always be able to fully comply with the requirements of the Sarbanes-Oxley Act or that management will conclude that our internal control over financial reporting is effective. Any failure to implement effectively new or improved internal controls, or to resolve difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet reporting obligations or result in management being required to give a qualified assessment of our internal controls over financial reporting or our independent auditors providing an adverse opinion regarding management’s assessment. Any such result could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price.

We may become subject to legal proceedings, claims and litigation in the ordinary course of business, which could materially adversely affect our business.

From time to time, we may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. We cannot assure you that the outcome of such potential litigation will be in our favor. Such litigation may be costly and may divert management’s attention as well as expend our other resources away from our business. An adverse determination in any such litigation may harm our business, prospects and reputation. We are not currently a party to any material legal proceedings, nor are we aware of any other pending or threatened litigation that would have a material adverse effect on our business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Risks Related to Ownership of our Common Stock

Our stock price is likely to be volatile.

Our common stock has been publicly traded since May 2007. The market price of our common stock has been and will likely continue to be subject to fluctuations. In addition, the stock market in general and the market for technology companies in particular, have from time to time experienced significant price and volume fluctuations that have been often unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may cause our common stock to materially decline, regardless of our operating performance. In the past, following periods of volatility in the stock market and the market price of a particular company’s securities, securities class action litigation has often been instituted against that company. Litigation of this type could result in substantial legal fees and other costs, potential liabilities and a diversion of management’s attention and resources.

We have not and do not intend to pay dividends on our common stock.

The payment of dividends upon our capital stock is solely within the discretion of our board of directors and dependant upon our financial condition, results of operations, capital requirements, restrictions contained in our future financing instruments and any other factors our board of directors may deem relevant. We have never declared or paid a dividend on our common stock and, because we have very limited resources, we do not anticipate declaring or paying any dividends on our common stock in the foreseeable future. Rather, we intend to retain any future earnings for the continued operation and expansion of our business. It is unlikely, therefore, that the holders of our common stock will have an opportunity to profit from anything other than potential appreciation in the value of our common shares held by them. If you require dividend income, you should not rely on an investment in our common stock.

We are controlled by a small number of existing stockholders, who may make decisions with which our stockholders may disagree.

Our majority stockholder, Vidshadow Partners, Inc., owns approximately 54.2% of our outstanding shares of common stock and will continue to beneficially own approximately 49.5% of our outstanding shares of common stock following the completion of this offering. Additionally, Norman Brodeur (as the control person of both Vidshadow Partners, Inc. and VSP Partners, Inc. and through his individual holdings) beneficially owns 66.5% of our outstanding shares of common stock and will continue to own or control approximately 61.3% of our outstanding shares of common stock following the completion of this offering.  The interests of these stockholders may differ from the interests of our other stockholders. These beneficial stockholders, acting together, could exercise significant influence over our operations and business strategy and will have sufficient voting power to influence all matters requiring approval by our stockholders, including the ability to elect or remove directors, to approve or reject mergers or other business combination transactions, the raising of future capital and the amendment of our certificate of incorporation, which govern the rights attached to our shares of common stock. In addition, this concentration of ownership may delay, prevent or deter a change in control, or deprive other stockholders of a possible premium for their shares of common stock as part of a sale of our company.

Future sales of our common stock could reduce our stock price.

We have agreed to register 5,100,000 shares of our common stock for certain of our stockholders in this registration statement.  Sales of common stock by these stockholders, or the perception that such sales may occur in the future, could materially and adversely affect the market price of our common stock. The shares of common stock the selling stockholders are offering for sale in this prospectus will be freely tradable immediately following this offering and the market price of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.

As a company quoted on the Pink OTC Markets, Inc. we are not subject to any minimum listing criteria or other eligibility requirements.

Companies that are listed on a national securities exchange, such as the NASDAQ Stock Market, American Stock Exchange or New York Stock Exchange, must meet certain qualitative and quantitative listing criteria, for example, they must meet requirements with respect to operating results, net asset thresholds, corporate governance, trading price and minimums for their public float.  Companies that are quoted on the OTC Bulletin Board, while not subject to listing requirements per se, must be registered with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and must remain current in their reporting requirements in order to remain eligible for quotation.

In contrast, companies quoted on the Pink OTC Markets, Inc. do not have to meet minimum listing criteria nor do they have to be registered with the Securities and Exchange Commission under the Exchange Act or current in any reporting requirements. As we are quoted on the Pink OTC Markets, Inc., and not subject to any minimum listing criteria or other eligibility requirements, there may be limited or no information available regarding us, our financial condition, business or operations, and you may find it more difficult to obtain accurate quotations as to the price of our securities or dispose of securities which you own.

Our securities are characterized as “microcap stock”, and as such are subject to a number of unique risks.

The term “microcap stock” applies to companies with low or “micro” capitalizations, meaning the total value of the company’s stock.  Microcap stocks are subject to a number of unique risks.  Many microcap companies tend to be new and have no proven track record. Some of these companies have limited or no assets or operations. Others have products and services that are still in development or have yet to be tested in the market. Another risk that pertains to microcap stocks involves the low volumes of trades. Because microcap stocks trade in low volumes, any size of trade can have a large percentage impact on the price of the stock. While all investments involve risk, microcap stocks can be among the most risky.

Unless an active trading market develops for our securities, stockholders may have difficulty or be unable to sell their shares of common stock.

Our common stock is quoted on the Pink OTC Markets, Inc. under the symbol “VSHD”, however, there is not currently an active trading market for our common stock, meaning that the number of persons interested in purchasing shares of our common stock at or near ask prices at any given time may be relatively small or non-existent, and there can be no assurance that an active trading market may ever develop or, if developed, that it will be maintained. There are a number of factors that contribute to this situation, including, without limitation, the fact that we are a small early-stage company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early-stage company such as ours or purchase or recommend the purchase of shares of our common stock until such time as we became more seasoned and viable.

As a consequence, the Pink OTC Markets, Inc. is characterized by a lack of liquidity, sporadic trading, larger spreads between bid and ask quotations, and other conditions that may affect stockholders’ ability to re-sell our securities.  Moreover, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Unless an active trading market for our common stock is developed and maintained, stockholders may be unable to sell their common stock and any attempted sale of such shares may have the affect of lowering the market price of our common stock and a stockholder’s investment could be a partial or complete loss.

Since our common stock is thinly traded it is more susceptible to extreme rises or declines in price, and stockholders may not be able to sell their shares at or above the price paid.

Since our common stock is thinly traded its trading price is likely to be highly volatile and could be subject to extreme fluctuations in response to various factors, many of which are beyond our control, including:

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the trading volume of our shares;

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the number of securities analysts, market-makers and brokers following our common stock;

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new products or services introduced or announced by us or our competitors;

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actual or anticipated variations in quarterly operating results;

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conditions or trends in our business industries;

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announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

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additions or departures of key personnel;

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sales of our common stock; and

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general stock market price and volume fluctuations of publicly-quoted, and particularly microcap, companies.

Stockholders may have difficulty reselling shares of our common stock, either at or above the price paid, or even at fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies, and because our common stock is thinly traded it is particularly susceptible to such changes. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company. In addition, and as noted below, our shares are currently traded on the Pink OTC Markets, Inc. and, further, are subject to the penny stock regulations. Price fluctuations in such shares are particularly volatile and subject to manipulation by market-makers, short-sellers and option traders.

Our common stock is subject to the “penny stock” regulations, which are likely to make it more difficult to sell.

Our common stock is considered a “penny stock,” which generally is a stock trading under $5.00 and not registered on a national securities exchange or quoted on the NASDAQ Stock Market. The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. These rules generally have the result of reducing trading in such stocks, restricting the pool of potential investors for such stocks, and making it more difficult for investors to sell their shares once acquired. Prior to a transaction in a penny stock, a broker-dealer is required to:

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deliver to a prospective investor a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market;

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provide the prospective investor with current bid and ask quotations for the penny stock;

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explain to the prospective investor the compensation of the broker-dealer and its salesperson in the transaction;

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provide investors monthly account statements showing the market value of each penny stock held in their account; and

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make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is subject to the penny stock rules. Since our common stock is subject to the penny stock rules, investors in our common stock may find it more difficult to sell their shares.

Future issuances by us or sales of our common stock by our officers or directors may dilute stockholder interest or depress our stock price.

We may issue additional shares of our common stock in future financings or grant stock options under our equity incentive plan to our employees, officers, directors and consultants. Any such issuances could have the effect of depressing the market price of our common stock and, in any case, would dilute the interests of our existing stockholders. Such a depression in the value of our common stock could reduce or eliminate amounts that would otherwise have been available to pay dividends on our common stock (which is unlikely in any event) or to make distributions upon our liquidation.

Furthermore, shares owned by our officers or directors which are registered in a registration statement, or which otherwise may be transferred without registration pursuant to applicable exemptions under the Securities Act may be sold. Because of the perception by the investing public that a sale by such insiders may be reflective of their own lack of confidence in our prospects, the market price of our common stock could decline as a result of a sell-off following sales of substantial amounts of common stock by our officers and directors into the public market, or the mere perception that these sales could occur.

FORWARD-LOOKING INFORMATION

This prospectus, including the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” contains forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

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our projected profitability;

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our growth strategies;

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anticipated trends in our industry;

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our future financial results;

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our ability to market our products and services;

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our ability to attract and retain consumers; and

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implementation of our business model.

These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under “Risk Factors” and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “could” “expects,” “intends,” “plans,” “anticipates,” “believes,” “potential,” “continue” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933, as amended, provides any protection for statements made in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders, as described below in the sections titled “Selling Security Holders” and “Plan of Distribution.” With the exception of any brokerage fees and commissions which are the obligation of the selling stockholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $140,000, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock covered in this prospectus may actually be sold will be determined by the prevailing public market price for our shares of common stock or by negotiations in private transactions.

SELLING SECURITY HOLDERS

The following table sets forth the names of the selling stockholders who may sell their shares under this prospectus from time to time. Each of the selling stockholders has within the past three years had a material relationship with us. Norman Brodeur was President from February 2008 through March 13, 2008, before our acquisition of Vidshadow California and is the control person of each of Vidshadow Partners, Inc. and VSP Partners, Inc.  The law firm of Richardson & Patel LLP serves as our legal counsel.

The following table also provides certain information with respect to the selling stockholders’ ownership of our securities as of June 30, 2008, the total number of securities they may sell under this prospectus from time to time, and the number of securities they will own thereafter assuming no other acquisitions or dispositions of our securities. The selling stockholders can offer all, some or none of their securities, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling stockholders will sell all shares covered by this prospectus.

Some of the selling stockholders may distribute their shares, from time to time, to their limited and/or general partners or managers, who may sell shares pursuant to this prospectus. Each selling stockholder may also transfer shares owned by him or her by gift and upon any such transfer the donee would have the same right of sale as the selling stockholder.

A discussion of the material terms of this offering is included in the section of this prospectus titled “Prospectus Summary - The Offering” at page 1, We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

Name of Selling Stockholder	Number of Shares Owned Before Offering	Number of Shares Being Offered	Number of Shares Owned After Offering	Percentage Owned After Offering
Vidshadow Partners, Inc.(1)	52,150,000	4,500,000	47,650,000	49.5%
VSP Partners, Inc. (2)	5,848,500	500,000	5,348,500	5.6%
Richardson & Patel LLP (3)	500,000	100,000	400,000	.4%
TOTAL	58,498,500	5,100,000	53,398,500	55.5%

(1)

Norman Brodeur has voting and investment control over the securities owned by Vidshadow Partners, Inc.

(2)

Norman Brodeur has voting and investment control over the securities owned by VSP Partners, Inc.

(3)

Nimish Patel has voting and investment control over the securities owned by Richardson & Patel LLP.

PLAN OF DISTRIBUTION

We are registering shares of our common stock for resale by the selling stockholders identified in the section above entitled “Selling Security Holders.” We will receive none of the proceeds from the sale of these shares by the selling stockholders. The common stock may be sold from time to time to purchasers:

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through the Pink OTC Markets Inc. or other stock exchange or stock quotation service upon which our common stock is traded, at prevailing market prices; or

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through underwriters, broker dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock.

The selling security holders may use any one or more of the following methods when selling shares:

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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker dealer as principal and resale by the broker dealer for its account;

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an exchange distribution in accordance with the rules of the applicable exchange;

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privately negotiated transactions;

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settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

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broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

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through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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a combination of any such methods of sale; or

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any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

 Broker-dealers engaged by the selling stockholders may arrange for other broker dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440, and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440. The maximum commission or discount to be received by any Financial Industry Regulatory Authority (“FINRA”) member or independent broker-dealer will not be greater than 8% for the sale of any securities included in the registration statement of which this prospectus is a part.

 In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares are deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock.

 We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.

 Because selling stockholders are deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended, including Rule 172 thereunder. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

 The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

 Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act of 1933, as amended).

DESCRIPTION OF SECURITIES

General

 As of June 30, 2008, our authorized capital stock consisted of 150,000,000 shares of common stock at a par value of $0.001 per share and 5,000,000 shares of undesignated preferred stock at a par value of $0.001 per share.

Common Stock

 We currently have 96,165,591 shares of our common stock issued and outstanding held by approximately 123 stockholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. The presence, in person or by proxy, of shareholders owning a majority of the issued and outstanding shares of our capital stock is necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

 Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or corporate wind up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

 Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

 We have authorized 5,000,000 shares of undesignated preferred stock at a par value of $0.001 per share. We currently have no shares of preferred stock issued and outstanding.

Dividends

 We have never paid dividends on our common stock and we do not expect to pay dividends in the near future. We anticipate that any future earnings will be retained to support the development of our business. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by Delaware state law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

Transfer Agent

 Our transfer agent is Island Stock Transfer. Island Stock Transfer’s address is 100 Second Avenue South, Suite 104N, St. Petersburg, Florida 33701 and their telephone number is (727) 289-0010.

LEGAL MATTERS AND INTERESTS OF NAMED EXPERTS

Richardson & Patel LLP has given us an opinion relating to the due issuance of the common stock being registered. The law firm of Richardson & Patel LLP, or its various principals, beneficially own 500,000 shares of our common stock, as further discussed in the section of this prospectus entitled “Selling Security Holders”.

DESCRIPTION OF BUSINESS

Our Business

We were incorporated in Delaware as Octapus, Inc. on April 27, 1999, and changed our name to Sushee, Inc. on September 1, 2000. We changed our name to Vidshadow, Inc. on February 13, 2008 in anticipation of our share exchange with all of the stockholders of Vidshadow California. On March 13, 2008, we issued 44,713,759 shares of our common stock and our majority stockholder transferred an aggregate of 23,634,267 shares of common stock owned by him to Vidshadow California’s stockholders in exchange for all the issued and outstanding capital stock of Vidshadow California resulting in Vidshadow California becoming a wholly owned subsidiary of our company. In connection with our acquisition of Vidshadow California in March 2008, for accounting purposes Vidshadow California was deemed to be the acquirer.  As such the financial statements included in this prospectus are those of Vidshadow California and reflect Vidshadow California’s inception date of December 22, 2006, although we were incorporated in 1999.

We do not currently file reports with the Securities and Exchange Commission.  Upon the effectiveness of the registration statement of which this prospectus forms a part, we will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and we intend to file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

We distribute licensed and professionally produced video programming (premium video content) on our website as well as our affiliates’ websites.  Web users can view the premium video content at no charge.  Depending on the demographics of the website, an advertisement is incorporated into the premium video content.  Thus, each website’s statistical data is analyzed so that advertisements may be specifically targeted to meet the advertisers’ needs. We intend to build a network that matches advertising and content on websites across the Internet, organized into targeted categories and areas of interest. We deliver premium video content and match it with in-stream advertising on a global basis, through our affiliate network and our company-owned destinations. We also intend to become an enabler for websites that require advanced video hosting capabilities and advertising.

We have three main lines of business: content aggregation and distribution, advertising, and an online video platform for third party websites.

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Content: We distribute targeted, licensed and professionally produced video programming that is category and audience specific. Our network platform allows for this high quality content to be streamed, through the Vidshadow distributed media player, to affiliate websites, paired with in-stream advertisements, and displayed to users.

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Advertising: We deliver advertisements through a collection of qualified websites affiliates. These sites, segmented into verticals by categories and audience demographics, provide advertisers targeted marketing opportunities. We offer advertisers a wide array of targeting options, including website, category, demographic, geographic, and programming-centric placements.  The advertising unit choices we provide include pre-roll, overlay, and post-roll advertisements, display advertisements, and sponsorships media player

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Platform: Through our distributed media player, we combine a content library with dynamic advertising, which enables website affiliates hosting the media player to generate incremental revenue and enhance their visitors’ experience.   We provide these website affiliates with access to our library of professionally produced content allowing them to deliver the right video to the right user with the right advertising messages, all at no cost to them. Instead of charging for bandwidth, content and subscription fees, we share in the revenue derived from the in-stream advertisements.

We plan to continue to establish contracts with category-specific websites and online media firms. These websites offer revenue potential due to their traffic numbers and audience.

In recent years, eMarketer and Jupiter Research have conducted hundreds of studies testing the effectiveness of Internet video advertising. The results proved that a fifteen-second pre-roll on an Internet entertainment site has more of an influence on the viewer than a thirty-second television commercial.

Our business model is to partner with websites that have pre-existing traffic.  This methodology makes it possible for us to not rely upon traffic going directly to a singular destination website; instead we are able to leverage our partners’ growth and success.

Revenue

Revenues are generated through in-stream and display advertisements. These consist of pre-roll, overlay and post-roll ads, sponsorships, and display advertisements.  In 2007, we also generated revenue through video syndication.

Our Strategy

Short Term Strategy

For the next year, while we are building our network of publisher websites, we will be marketing our own website property: http://www.vidshadow.tv. This site will house our entire library of content and allows for a full menu of advertising options, such as in-stream advertisements, channel sponsorships, and banner ads.

Long Term Strategy

Our long-term growth strategy is to increase our network of website affiliates and to expand our library of professionally produced content. This should enable our sales team to sell advertisements at a premium rate and therefore steadily augment revenues. It should also add to our number of monthly video streams, which should increase our overall market share in the video platform industry. This model has been successfully implemented by certain of our competitors such as BrightCove and Maven Networks.

Our Clients

We offer products and services for three types of clients:

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Publishers: Through our distributed media player, we combine a content library with dynamic advertising, which enables website affiliates hosting the media player to generate incremental revenue and enhance their visitors’ experience.   We provide these website affiliates with access to our library of professionally produced content allowing them to deliver the right video to the right user with the right advertising messages, all at no cost to them. Instead of charging for bandwidth, content and subscription fees, we share in the revenue derived from the in-stream advertisements.

•

Advertisers: We deliver advertisements through a collection of qualified websites affiliates. These sites, segmented into verticals by categories and audience demographics, provide advertisers targeted marketing opportunities. We offer advertisers a wide array of targeting options, including website, category, demographic, geographic, and programming-centric placements. The advertising unit choices we provide include pre-roll, overlay, and post-roll advertisements, display advertisements, and sponsorships media player.

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Content Providers: We distribute targeted, licensed and professionally produced video programming that is category and audience specific. Our network platform allows for this high quality content to be streamed, through the Vidshadow distributed media player, to affiliate websites, paired with in-stream advertisements, and displayed to users.

Our Marketing Strategies

We will be using several different marketing strategies in order to grow our business strategically:

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Traditional Internet marketing: This type of marketing consists of display advertising, SEO (search engine optimization) and SEM (search engine marketing) campaigns. These will all be directed to either our consumer destination site, in order for the user to view content, or to our corporate site, in order to sign up new affiliate websites.

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Event Marketing: We will engage in industry events that reach the audiences we are targeting such as media firms, social networks, bloggers, and others.

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Public Relations: We will be initiating a steady stream of press outreach through RedChip Companies, Inc., an investor relations company offering extensive international market expertise as well as a comprehensive platform of products.

Our Industry

eMarketer projects that the number of US User-Generated Content creators will rise to 108 million in 2012, from 77 million in 2007.  However, despite the projected growth in the numbers of content creators, the monetization of user-generated media has not materialized.  Retail models have not caught on either and advertisers are reluctant to attach their brands to content that is, by its nature, unpredictable.

Forrester expects online video advertising spending to roughly double this year to $989 million, then to roughly double again to $1.86 billion in 2009.  It puts the compound annual growth rate at 72 percent from 2007-2012, far exceeding any other type of interactive marketing growth.  Licensed online videos should receive a large portion of this revenue, and it was for this reason that we made the strategic decision to partner only with qualified content providers.

Competition

We have many competitors in the markets for each of our lines of business. If existing or new competitors gain market share in any of these markets, we may not be able to increase our revenues, or we may experience a decline in revenues, which could adversely affect our business and operating results. Our competitors include online video network providers, providers of video advertising products, and video hosting platform companies.

Some of our competitors include BrightCove, NarrowStep, Entriq, and Maven Networks (which was acquired by Yahoo! in February 2008). Many of our competitors have greater brand name recognition and greater financial, technical, sales, marketing, personnel and other resources than we do and consequently may have an ability to influence customers to purchase their products rather than ours.

Our future and existing competitors could introduce products with superior features and functionality at lower prices than our products, and could also bundle existing or new products with other more established products in order to compete with us.  Our competitors could also gain market share by acquiring or forming strategic alliances with our other competitors. In addition, since new distribution methods offered by the Internet and electronic commerce have removed many of the barriers to entry historically faced by software industry companies, we may face additional competition in the future. Any of the foregoing could cause our revenues to decline, which would harm our financial position and results of operations.

Intellectual Property

Many of our Internet products are proprietary and we make every attempt to protect our technology by relying on a combination of copyright, patent, trade secret and trademark laws and restrictions on disclosure.  We may license intellectual property from third parties for use in our products and, in the future, we may license our technology to third parties. We face a number of risks relating to intellectual property, including unauthorized use and copying of our technological solutions. Litigation may be necessary to enforce our intellectual property or to protect trade secrets or trademarks rights.

Employees

As of June 30, 2008, we had twelve full-time employees. Our employees are segmented by the following functions: executive management, research and development, information technology, marketing and sales, customer service and call center, and finance and administration. None of our employees are represented by unions or collective bargaining agreements. Management believes that our relations with our employees are good.

Government Regulation and Probability of Affecting Business

The development of our products is generally not subject to government regulation. However, laws and regulations that apply to Internet communications, commerce and advertising are becoming more prevalent. These regulations could affect the costs of communicating on the Internet and adversely affect the demand for our products or otherwise harm our business, results of operations and financial condition. The United States Congress has enacted Internet legislation regarding children’s privacy, copyrights, sending of unsolicited commercial email (e.g., the Federal CAN-Spam Act of 2003), spyware (e.g., H.R. 29, the “Spy Act”), and taxation. Other laws and regulations may be adopted in the future. This legislation could hinder growth in the use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium.

In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, such as laws against identity theft, that may impose additional burdens on companies conducting business over the Internet. While none of the current laws governing Internet commerce has imposed significant burdens on us to date, in the future our business, results of operations and financial condition could be materially and adversely affected by the adoption or modification of laws or regulations relating to the Internet, or the application of existing laws to the Internet or Internet-based advertising.

DESCRIPTION OF PROPERTY

Our corporate office is located at 1970 Estelle Lane Placentia, CA 92870. We currently lease approximately 5,228 square feet of office space at this location at a monthly rent of $5,115. In addition to the base rent, we also pay our share of operating expenses, tax expenses and utilities, which is based on the square footage of the premises we lease. The lease term began on March 2007 and will extend for a period of 2 years. We expect that the premises in which our corporate office is located will be adequate for our needs for at least the next 12 months.

LEGAL PROCEEDINGS

We know of no material existing or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the Pink OTC Markets Inc. under the symbol “VSHD”.  From April 10, 2008 to May 28, 2008, we traded under the symbol “VSDW”.  Prior thereto, when our common stock commenced trading on the Pink OTC Markets Inc. on May 22, 2007 through April 10, 2008, we traded under the symbol “SSEE”.  The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported on the Pink OTC Markets Inc. since we began trading on the Pink OTC Markets Inc. On June 30, 2008, the closing price of our common stock was $2.50 per share.

Common Stock

Quarter Ended	High Price	Low Price

June 30, 2008	$3.21	$1.05
March 31, 2008	$2.00	$.01

December 31, 2007	$0.10	$0.02
September 30, 2007	$0	$0
June 30, 2007 (from May 22, 2007)	$0	$0

Stockholders

As of June 30, 2008, we have 123 stockholders of record of our issued and outstanding common stock.

Dividends

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds for use in our business, and do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects and other factors the board of directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

As of December 31, 2007, we did not have any securities authorized for issuance under equity compensation plans.

 On April 22, 2008, our board of directors approved the Vidshadow, Inc. 2008 Stock Plan (the “Plan”). The Plan is administered by a committee made up of at least three members of our board of directors (and which shall at all times consist of at least two non-employee directors) appointed by the full board of directors. The committee has the authority to interpret and amend the Plan, to determine the terms and provisions of the stock option agreements, to choose grantees of Plan awards, to determine exercisability terms of the awards granted under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

The stock (which includes authorized but unissued shares of our common stock or reacquired shares of our common stock) which may be issued or transferred pursuant to stock options and stock awards (restricted or unrestricted stock) granted under the Plan and the stock which is subject to outstanding but unexercised stock options under the Plan will not exceed five million (5,000,000) shares in the aggregate. No options or stock awards have been issued under the Plan to date.

Only employees are eligible to receive incentive stock options under the Plan. Directors and consultants who are not also employees are not eligible to receive incentive stock options. The purchase price of each share of stock subject to an incentive stock option will not be less than 100% (or in the case of an incentive stock option granted to a ten percent stockholder, 110%) of the fair market value of a share of the stock on the date the incentive stock option is granted. No incentive stock option will be exercisable more than ten years (or in the case of an incentive stock option granted to a ten percent stockholder, five years) from the date the incentive stock option was granted. The aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year will not exceed $100,000.

The committee may grant stock appreciation rights related to all or any portion of an incentive stock option.  Each stock appreciation right will be granted at least at fair market value on the date of grant. Each stock appreciation right may include limitations as to exercisability that are more restrictive than the limitations on the exercise of the incentive stock option to which it relates. No stock appreciation right will be exercisable unless the related incentive stock option or portion thereof is itself exercisable at that time and stock appreciation rights will be exercised only upon surrender of the related incentive stock option. Upon exercise of a stock appreciation right, a grantee will be entitled to receive an amount equal to the product of (i) the amount by which the fair market value of a share of stock on the date of exercise of the stock appreciation right exceeds the option price per share specified in the related incentive stock option and (ii) the number of shares of stock in respect of which the stock appreciation right was exercised. If the related incentive stock option is exercised in whole or in part, then the stock appreciation right with respect to the stock purchased pursuant to such exercise will be terminated as of the date of exercise if such stock appreciation right is not exercised on such date. Stock appreciation rights may only be settled in stock except that the value of any fractional shares will be paid in cash.

Officers, employees, directors and consultants are eligible to receive non-qualified stock options under the Plan. The committee has the authority to determine the purchase price of each share of stock subject to a non-qualified stock option, provided that such price will not be less than 100% of the fair market value of such stock on the date of grant.  No non-qualified stock option will be exercisable more than ten years from the date such option is granted. The committee may grant stock appreciation rights related to all or any portion of a non-qualified stock option, with such terms and limitations similar to stock appreciation rights related to incentive stock options (described above).

Officers, employees, directors and consultants are also eligible to receive restricted and unrestricted stock under the Plan, the terms of which are determined by the committee. For restricted stock, if termination of employment or cessation of being a director or a consultant occurs prior to the lapse of any restrictions applicable to the restricted stock, such stock will be forfeited. If the restrictions applicable to a grant of restricted stock lapse, the grantee will hold such stock free and clear of all such restrictions except as otherwise provided in the Plan.

If a grantee’s employment is terminated other than by disability or death, the terms of the outstanding incentive or non-qualified stock option (whichever applicable) will extend for a period ending on the earlier of the date on which the stock option would otherwise expire or three months after termination of employment or cessation of being a director or consultant. In the event of termination by reason of disability, the terms of the outstanding stock option will extend for a period ending on the earlier of the date on which the stock option would otherwise expire or twelve months after termination of employment or cessation of being a director or consultant. In the event of termination by reason of death, the representative of the estate or beneficiaries thereof to whom the stock option has been transferred will have the right to exercise any outstanding incentive stock option for a period ending on the earlier of the date on which the stock option would otherwise expire or twelve months after the date of death. For stock appreciation rights, if the grantee ceases to be an officer, employee, director or consultant for any reason, each outstanding stock appreciation right will be exercisable for such period and to such extent as the related stock option.

The Plan allows for substitution of options in the event of a corporate merger, consolidation or acquisition and contains adjustment provisions for changes in common stock and certain other events, including, but not limited to, any split-up, merger, consolidation, reorganization, reclassification, recapitalization, stock dividend, any distribution to holders of common stock other than a normal cash dividend, and liquidation or dissolution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those statements included elsewhere in this prospectus. In addition to the historical financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We distribute targeted, licensed and professionally produced video programming that is category and audience specific. We deliver in-stream video advertising through a collection of qualified publisher and network affiliates. These sites, segmented into verticals by audience viewing behavior, provide advertisers targeted marketing opportunities. Through the distribution of our affiliate video player, (The Platform), we combine a content library with dynamic advertising, which enables our partners with a full suite of online video technology and results in increased viewership, loyalty and monetization.

We have three main lines of business: content aggregation and distribution, advertising, and an online video platform for third party websites. Our basic business concept is to help enable the upcoming growth in the online video market as it relates to third party syndication. Our long term growth strategy is to incrementally increase our network of publishers and expand our library of professionally produced content. This will enable our sales team to sell advertisements at a premium rate and therefore steadily augment revenues. It will also add to our number of monthly video streams, which will increase our overall market share in the video platform industry.

Revenue

We generate revenue by selling in-stream video and banner advertisements. We provide all the industry standard advertising units to our advertising partners such as: pre-rolls, mid-rolls, post-rolls, and overlays. The advertisements we sell are on a cost per thousand (“CPM”) or cost per click (“CPC”) basis.

The following table provides our revenue, cost of revenue, gross loss, operating expenses, loss from operations, other income and net loss information for each of the periods indicated below. In connection with our acquisition of Vidshadow California in March 2008, for accounting purposes Vidshadow California was deemed to be the acquirer.  As such the financial statements included in this prospectus are those of Vidshadow California and reflect Vidshadow California’s inception date of December 22, 2006, although we were incorporated in 1999.

	For the year ended December 31, 2007	For the period from December 22, 2006 (inception) to December 31, 2006	For the three months ended March 31, 2008	For the three months ended March 31, 2007
			(Unaudited)	(Unaudited)
Revenue	$431,978	$-	$64,809	$332
Cost of revenue	679,140	10,510	291,871	77,416
Gross loss	(247,162)	(10,510)	(227,062)	(77,084)
Operating expenses	2,169,479	66,252	4,592,773	290,009
Loss from operations	(2,416,641)	(76,762)	(4,819,835)	(367,093)
Other Income	8,528	-	4,121	800
Net Loss	$(2,408,113)	$(76,762)	$(4,815,714)	$(366,293)

Cost of Revenue

Cost of revenue consists primarily of amounts that we pay to website publishers, content providers, and affiliates that are directly related to a revenue-generating event. We pay these publishers on a CPM or CPC basis. Cost of revenue also includes production of shows, hosting, and server and website maintenance costs.

Operating Expenses

Selling Expenses. Selling expenses consist primarily of sales and marketing team compensation, public relations, investor relations, advertising expenses, and marketing materials.

General and Administrative Expenses. General and administrative expenses consist primarily of facility costs, administrative compensation and employee benefits, travel, depreciation, legal and other professional services fees, insurance costs, and other general overhead costs.

Loss from Operations

Our ability to continue is limited without additional debt or equity financing from outside investors. These matters raise substantial doubt about our ability to continue as a going concern. Management plans to fund operations by raising additional capital through the issuance of equity securities. Our financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

Going Concern

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements of Vidshadow, Inc. for the year ended December 31, 2007 and the period from December 22, 2006 (inception) to December 31, 2006 with respect to their doubt about our ability to continue as a going concern due to our recurring losses from operations and our accumulated deficit. We have a history of operating losses since our inception in 2006, an accumulated deficit of $2,484,875 at December 31, 2007, and a cash flow deficiency from operations of $2,427,268 for the year ended December 31, 2007, which together raises doubt about our ability to continue as a going concern. Our ability to continue as a going concern will be determined by our ability to sustain a successful level of operations and to continue to raise capital from debt, equity and other sources. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Stock-Based Compensation

On December 28, 2007, in connection with an employment agreement, we issued a stock option to Jordan Hudgens, our Chief Executive Officer, granting the right to acquire up to 2% (1,299,962 common shares) of our fully diluted outstanding common stock at an exercise price as calculated of $1.54 per common share.  The option vests immediately and has a term of 7 years.  In our financial statements, we recorded compensation expense of $5,077 in relation to this grant.

On December 28, 2007, in connection with an employment agreement, we issued three separate stock options to Mark Gaeta, our President, granting the right to acquire up to 2%, 3% and 5% (1,299,962, 1,949,943 and 3,249,906 common shares) of our fully diluted outstanding common stock at exercise prices of $1.54, $1.08, and $0.77, respectively, per common share.  The option vests immediately and has a term of 7 years.  In our financial statements, we recorded compensation expense of $41,594 in relation to these grants.

Effective December 31, 2007, the options granted to our Chief Executive Officer and the President were amended whereby both the number of shares and the exercise prices for each option became fixed whereas prior to that they had been variable in nature.  Both the quantity of shares and the exercise price for each stock option had not changed since the date of grant through the day of the amendment and, therefore, no additional expense was recognized.

There were no stock options granted in 2006.

On March 14, 2008, we entered into a stock purchase agreement with Vidshadow Partners, Inc., our majority stockholder, whereby Vidshadow Partners, Inc. was granted the right to acquire up to 8,000,000 shares of restricted common shares at an exercise price of $0.3125 per share through December 31, 2008.  The purpose of entering into this agreement was to provide us with working capital for operations through the end of 2008.  The agreement has all the characteristics of an option and has therefore been accounted for as such.  Accordingly, in our financial statements, we recorded stock-based compensation expense of $2,516,933 in relation to this agreement.

A summary of option activity at December 31, 2007 and March 31, 2008, and changes during the year ended December 31, 2007 and three months ended March 31, 2008 is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2007	-	$-
Granted	7,799,773	1.10
Exercised	-	-
Expired	-	-
Forfeited	-	-
Outstanding at December 31, 2007	7,799,773	$1.10	6.99	$-
Exercisable at December 31, 2007	7,799,773	$1.10	6.99	$-

Outstanding at January 1, 2008	7,799,773	$1.10
Granted	8,000,000	0.31
Exercised	(2,272,000)	0.31
Expired	-	-
Forfeited	-	-
Outstanding at March 31, 2008	13,527,773	$0.77	4.21	$20,612,604
Exercisable at March 31, 2008	13,527,773	$0.77	4.21	$20,612,604

The weighted-average grant date fair value of options granted during the year ended December 31, 2007 was $0.01, and the three months ended March 31, 2008 was $0.31.  The total intrinsic value of options exercised during the three months ended March 31, 2008 was $747,123.  The compensation expense recognized for the year ended December 31, 2007 was $46,671, and for the three months ended March 31, 2008 was $2,516,933.  At December 31, 2007 and March 31, 2008, there was no unrecognized compensation cost related to nonvested stock-based compensation arrangements.

Amortization of Intangible Assets

As required by EITF 00-2, ‘Accounting for Website Development Costs’ and Statement of Position No. 98-1, ‘Accounting for the Costs of Computer Software Developed or Obtained for Internal Use’, we capitalize certain website development costs.  Generally, costs for developing website application and infrastructure, creating the initial graphics of the website, and adding upgrades and enhancements are capitalized whereas costs for planning, adding content, and operating the website are expensed as incurred.  In our financial statements, net capitalized website costs are recorded at cost less accumulated amortization.  Amortization is provided for on a straight-line basis over the expected useful life of the website.  We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate impairment exists.

Capitalized website development costs were $31,902 and $3,240 for the year ended December 31, 2007, and for the period from December 22, 2006 (inception) to December 31, 2006, respectively, and $55,858 for the three months ended March 31, 2008.  Our initial website was utilized and amortized through March 31, 2008, at which time it was deemed impaired.  The website development costs could not be resold and were written off in entirety resulting in an impairment loss of $45,882, which is included in general and administrative expenses in our financial statements.  Of the amount expended for website development costs during the three months ended March 31, 2008, $17,500 was for our second website, which we began utilizing and amortizing at the beginning of the second quarter of 2008.

Website development costs consisted of the following at December 31, 2007 and 2006, and March 31, 2008:

	December 31,		March 31,
	2007	2006	2008
			(Unaudited)

Website development costs	$35,142	$3,240	$17,500
Less: accumulated amortization	(12,324)	-	-
Website development costs, net	$22,818	$3,240	$17,500

The following is a schedule of estimated future amortization expense of website development costs at March 31, 2008:

Year Ending December 31,	Amortization
2008	$6,563
2009	8,750
2010	2,188
Total	$17,500

Amortization expense for the year ended December 31, 2007 was $12,324, and for the three months ended March 31, 2008 and 2007 was $15,294 and $3,300, respectively.

Income Tax Expense

We had an unused net operating loss carry forward of $2,448,754 as of December 31, 2007, and $4,738,042 as of March 31, 2008, available for use on its future corporate income tax returns.  These net operating loss carry forwards expires from 2026 to 2028.  Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of any of our net operation loss and credit carry forwards may be limited if cumulative changes in ownership of more than 50% occur during any three year period.  Valuation allowances have been provided for deferred tax assets of $986,257 as of December 31, 2007 and $2,903,871 as of March 31, 2008, as the realization of such assets is dependent upon the generation of future taxable income during a period when such losses would be utilizable.

Three Months Ended March 31, 2008 Compared To Three Months Ended March 31, 2007

Revenue. Revenue increased to $64,809 for the three months ended March 31, 2008 compared to $332 for the three months ended March 31, 2007; an increase of $64,477 or 19,421%. The increase was due primarily to the increasing number of advertisers purchasing advertising space on Vidshadow’s network.  There is no guarantee that revenue will continue to grow at historical rates, that we will complete acquisitions in future periods or that any potential future acquisitions will be successfully integrated with our existing business.

Cost of Revenues. Our cost of revenue increased to $291,871 for the three months ended March 31, 2008 compared to $77,416 for the three months ended March 31, 2007; an increase of $214,455 or 277%. The increase in the cost of revenues is primarily due to $150,000 of advertising serving costs in the first quarter of 2008 whereby there were no such costs in the comparative period in 2007.

Gross Loss. Our gross loss increased to $227,062 for the three months ended March 31, 2008 compared to $77,084 for the three months ended March 31, 2007; an increase of $149,978 or 195%. Our gross loss is due to the fact that our cost of revenues exceeds our total revenues.  This is due to the fact that several of our costs of revenues consist of high fixed costs and/or high minimum amounts relative to our current sales levels.

Selling Expenses. Selling expenses for the three months ended March 31, 2008 increased to $234,915 compared to $157,583 for the three months ended March 31, 2007; an increase of $77,332 or 49.1%. The increase is primarily attributable to increases in expenses associated with our aggressive brand-building strategy.

General and Administrative Expenses. General and administrative expenses increased to $4,336,660 for the three months ended March 31, 2008 compared to $127,224 for the three months ended March 31, 2007; an increase of $4,209,436 or 3,309%. Of the amount expensed during the three months ended March 31, 2008, $3,932,853 pertained to stock-based compensation and stock issued for services and a finder's fee.  The remainder of the increase was due primarily to increased business activity and we believe that the absolute dollar level of general and administrative expenses will continue to increase in future periods as a result of increased business activity.

Loss from Operations.  Loss from operations increased to $4,819,835 for the three months ended March 31, 2008 compared to $367,093 for the three months ended March 31, 2007; an increase of $4,452,742 or 1,213%. Several of our costs of revenues are fixed in nature and during the periods presented, our costs of revenue actually exceeded our total revenues resulting in a gross loss. In addition, many of our operating expenses are required in order to grow our brand technology and implement our business plan.

Year Ended December 31, 2007 Compared To The Period From December 22, 2006 To December 31, 2006

Revenues. Revenue increased to $431,978 for the year ended December 31, 2007 compared to $0 for 2006. Our wholly-owned operating subsidiary was formed on December 22, 2006 and no revenue was generated during 2006. The increase was due primarily to the increasing number of advertisers purchasing advertising space on Vidshadow’s network.  There is no guarantee that revenue will continue to grow at historical rates, that we will complete acquisitions in future periods or that any potential future acquisitions will be successfully integrated with our existing business.

Cost of Revenues. Our cost of revenue increased to $679,140 for the year ended December 31, 2007 compared to $10,510 in 2006; an increase of $668,630 or 6,362%.  The increase in the cost of revenues is primarily due to the fact that there were less than ten days of operations in 2006.

Gross Loss. Our gross loss increased to $247,162 for the year ended December 31, 2007 compared to $10,510 in 2006; an increase of $236,652 or 2,252%. Our gross loss results from the fact that our cost of revenues exceeds our total revenues.  This is due to the fact that several of our costs of revenues consist of high fixed costs and/or high minimum amounts relative to our current sales levels.

Selling Expenses. Selling expenses for the year ended December 31, 2007 increased to $1,048,810 compared to $48,461 in 2006; an increase of $1,000,349 or 2,064%. The increase in selling expenses is primarily due to the fact that there were less than ten days of operations in 2006. Moreover, the increase is due to increases in expenses associated with our aggressive brand-building strategy.

General and Administrative Expenses. General and administrative expenses increased to $1,091,324 for the year ended December 31, 2007 compared to $16,731 in 2006; an increase of $1,074,593 or 6,423%. This increase was due to the fact that our wholly-owned operating subsidiary was formed on December 22, 2006 and the general and administrative expenses during the remainder of 2006 were minimal. We believe that the absolute dollar level of general and administrative expenses will increase in future periods as a result of increased business activity.

Loss from Operations. Loss from operations increased to $2,416,641 for the year ended December 31, 2007, compared to $76,762 in 2006; an increase of $2,339,879 or 3,048% and further losses are anticipated during 2008. For the year ended December 31, 2007, we had a negative cash flow from operations of $2,427,268. Several of our costs of revenues are fixed in nature and during the periods presented, our costs of revenue actually exceeded our total revenues resulting in a gross loss. In addition, many of our operating expenses are required in order to grow our brand technology and implement our business plan.

Liquidity and Capital Resources

As of March 31, 2008, we had an accumulated deficit of $7,300,589 and cash in the bank of $3,447.  Since inception through March 31, 2008, the deficit has been partly funded from the sale of shares of our common stock totaling $3,215,004, equity instruments issued for services and compensation totaling $3,979,524, and contributed capital of $125,000, for an aggregate of $7,319,528.

Since our inception, we have experienced negative cash flows and have met our operating requirements by issuing shares of our common stock and stock options as compensation for services provided.  We have also funded current operations by issuing shares of our common stock for cash.  From inception until March 31, 2008, we relied primarily on the proceeds from the sale of shares of our common stock of $3,215,004 to meet our cash requirements.

From April 1, 2008 through June 30, 2008, we raised an additional $575,000 from stock options exercised for shares of our common stock.  In addition, we received a note receivable of $1,215,000 due December 31, 2008 for stock options exercised for the issuance of additional shares of our common stock.  These proceeds shall be used to fund operations during the next 12 months.

Our net loss for the three months ended March 31, 2008 was $4,815,714.  We anticipate losses from operations of approximately $15,000,000 for the year ending December 31, 2008.  Our cash expenditures over the next 12 months are anticipated to be approximately $2,400,000, consisting primarily of payroll expenses, professional fees, and costs of revenues.  Without additional financing, we believe that we could operate through December 31, 2008.  In order to meet our financial obligations for a period of 12 months, we will need an additional $600,000.  If we are not able to raise additional funds by December 31, 2008, our business could be adversely affected.

Our auditors have expressed substantial doubt as to our ability to continue as a going concern.  We anticipate that cash generated from our operations along with additional proceeds from debt or equity financing should be sufficient to satisfy our contemplated cash requirements for the next 12 months.  We intend to take several steps that will provide the capital resources required to insure our viability over the next 12 months. We intend to increase our revenues by increasing the number of affiliates, increasing the number of content providers, and improving the technology of our platform.  We have recently replaced our website with one that displays premium video content.  The new website is more suitable to our customers’ needs in that it allows more targeted advertising.  We may also attempt to raise additional funds through sales of our common stock or from borrowings.

Our only committed source of additional capital is a note receivable of $1,215,000.  We will need additional funds to continue our operations, pursue business opportunities (such as expansion or the development of new products or services), react to unforeseen difficulties or respond to competitive pressures.  We cannot assure you that any financing arrangements will be available in amounts or on terms acceptable to us, if at all.  If additional financing is not available or is not available on acceptable terms, we may be unable to continue our operations.  This would have a material adverse effect on our business and the value of our common stock.  If we choose to raise additional funds through the issuance of equity securities, our existing equity security holders may experience significant dilution of their ownership interests, and holders of the additional equity securities may have rights senior to those of the holders of our common stock.  If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions.

Operating Activities

We have incurred losses of $4,815,714 and $366,293 for the three months ended March 31, 2008 and 2007, respectively. For the three months ended March 31, 2008, we had a negative cash flow from operations of $698,594. Depreciation and amortization expense for the three months ended March 31, 2008 and 2007 were $21,198 and $5,202, respectively. Capitalized website development costs were $55,858 and $7,300 as of March 31, 2008 and 2007, respectively.

We have incurred losses of $2,408,113 and $76,762 for the year ended December 31, 2007 and for the period from December 22, 2006 (inception) to December 31, 2006, respectively. For the year ended December 31, 2007, we had a negative cash flow from operations of $2,427,268. Depreciation and amortization expense for the year ended December 31, 2007 and for the period from December 22, 2006 (inception) to December 31, 2006 were $29,345 and $1,060, respectively. Net capitalized website development costs were $31,902 and $3,240 as of December 31, 2007 and 2006, respectively.

In November 2007, we entered into an agreement with Supafli Entertainment, Inc. (“Supafli”), whereby we agreed to develop a website platform that shall enable Supafli to display its premium content on its own website.  At December 31, 2007, we had invoiced Supafli for $250,000, of which $150,000 had been received and the remaining $100,000 was included in our financial statement under “accounts receivable, related party”.  The total contract price with Supafli is $750,000, of which $450,000 has been received at March 31, 2008.  All revenue from Supafli or the development of the website platform will be deferred until the website platform is completed.  Accordingly, in our financial statements, “deferred income, related party” amounted to $250,000 at December 31, 2007, and $450,000 at March 31, 2008.  The remaining $300,000 under the agreement is expected to be invoiced during the second quarter of 2008.

We subcontracted the development of the website platform to a non-affiliated entity and the amounts remitted to the non-affiliated entity totaled $150,000 at December 31, 2007, and $450,000 at March 31, 2008.  All costs remitted to the subcontracted developer are shown in our financial statements as deferred costs until any related income is recognized.  Accordingly, deferred costs amounted to $150,000 at December 31, 2007, and $450,000 at March 31, 2008.  Once the website platform has been completed and provided to the non-affiliated party, we will have the right to sell advertising on their website under a revenue sharing agreement.

Investing Activities

We entered into an agreement in May 2007 whereby we acquired a 5% minority interest in MyNuMo LLC, an unrelated company, for a $50,000 investment. We have the option to invest additional monies when certain milestones are met.

Property and equipment consisted of the following at December 31, 2007 and 2006, and March 31, 2008:

	December 31,		March 31,
	2007	2006	2008
			(Unaudited)

Furniture and fixtures	$14,986	$14,350	$16,351
Office and computer equipment	48,030	10,650	48,030
Software	8,550	-	8,550
	71,566	25,000	72,931
Less: accumulated depreciation	(18,081)	(1,060)	(23,985)
Property and equipment, net	$53,485	$23,940	$48,946

Depreciation expense for the year ended December 31, 2007 and for the period from December 22, 2006 (inception) to December 31, 2006 was $17,021 and $1,060, respectively, and for the three months ended March 31, 2008 and 2007 was $5,904 and $1,902, respectively.

Commitments and Contingencies

Effective December 2007, we entered into three-year employment agreements with three of our executive officers whereby the officers are entitled to receive additional compensation as cash payments equal to an aggregate of 6.0% (2.75%, 2.75% and 0.50%, respectively) of our monthly revenues received.  Such payments are due within 30 days of the end of each month to which such payment relates.  The balance due as additional compensation under the employment agreements was $4,632 at December 31, 2007, and $8,521 at March 31, 2008, and has been included in our financial statements as accrued expenses.

Litigation

From time to time, we may become subject to legal proceedings, claims and litigation arising in the ordinary course of business. We are not currently a party to any material legal proceedings, nor are we aware of any other pending or threatened litigation that would have a material adverse effect on our business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

Off-Balance Sheet Arrangements

We do not have off-balance sheet arrangements. As part of our ongoing business, we do not participate in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, often established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recently Issued Accounting Standards

We have adopted all accounting pronouncements effective before March 2008, which are applicable to us.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  SFAS No. 157 does not impose fair value measurements on items not already accounted for at fair value; rather it applies, with certain exceptions, to other accounting pronouncements that either require or permit fair value measurements.  On February 12, 2008, the FASB issued FASB Staff Position No. 157-2, which delayed the effective date to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115.”  SFAS No. 159 permits all entities to choose to measure and report many financial instruments and certain other items at fair value at specified election dates.  If such an election is made, any unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each subsequent reporting date.  In addition, SFAS No. 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  We are required to adopt the provisions of SFAS No. 159 for financial statements issued for fiscal years beginning after November 15, 2007.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements” (“SFAS 160”). This Statement amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is required to be adopted simultaneously with SFAS 141R and is effective for us on January 1, 2009. We do not currently have any non-controlling interests in our subsidiaries, and accordingly, the adoption of SFAS 160 is not expected to have a material impact on our financial position, cash flows or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007) “Business Combinations” (“SFAS 141(R)”) and SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements.”  These statements replace FASB Statement No. 141, “Business Combinations,” and require an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values at that date.  SFAS No. 141(R) also makes significant amendments to other Statements and other authoritative guidance.  The Statements are effective for years beginning on or after December 15, 2008.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”).  SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting.  It is intended to enhance the current disclosure framework in SFAS 133 by requiring that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation.  This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage.  The new disclosure standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  The Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  We have not yet determined the effect on our financial statements, if any, upon the adoption of SFAS 161.

Inflation

Inflation was not a material factor in either revenue or operating expenses during the years ended December 31, 2007 and 2006.

Critical Accounting Estimates

We apply the following critical accounting policies in the preparation of our financial statements:

Impairment of Long-Lived Assets and Long-Lived Assets

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS 144”) addresses financial and accounting reporting for the impairment or disposal of long-lived assets. While SFAS 144 supersedes SFAS 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” it retains many of the fundamental provisions of that statement. SFAS 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business.

We review long-lived assets, including amounts allocated to intangible assets, for impairment when certain events or circumstances indicate that the related amounts might be impaired. Assets to be disposed are reported at the lower of the carrying amount or fair value less costs to sell.

Revenue Recognition

We recognize revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition in Financial Statements” and EITF 00-21, “Revenue Arrangements with Multiple Deliverables.”  Accordingly, we recognize revenue when the following criteria have been met: persuasive evidence of an arrangement exists, no significant Company obligations remain, collection of the related receivable is reasonably assured, and the fees are fixed or determinable.

In accordance with the provisions of EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” (“EITF 99-19”), revenue is recognized on a gross basis and publisher expenses that are directly related to a revenue-generating event are recorded as a component of cost of revenue. Additionally, fee revenue from transactions on our affiliate marketing networks are recognized on a net basis in accordance with the provisions of EITF 99-19 as we act as an agent in these transactions and the payments to publishers are the contractual obligation of the advertiser customers.

Stock-Based Compensation

We account for our stock-based awards granted on or after January 1, 2006 at fair value and amortize our related compensation expense over any vesting period.  Pursuant to SFAS 123R, forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates.  In our financial statements, stock-based compensation expense was recorded net of estimated forfeitures such that expense was recorded only for those stock-based awards that are expected to vest.

We estimate the fair value of stock options granted utilizing the Black-Scholes option pricing model, which is dependent upon several variables such as the expected option term, expected volatility of our stock price over the expected term, expected risk-free interest rate over the expected option term, expected dividend yield rate over the expected option term, and expected forfeiture rates.  Expected volatility is based on the average of (1) our sales of common stock while as a private company prior to the date of the reverse merger on March 13, 2008 and stock prices listed on pinksheets.com thereafter and (2) the expected volatilities from the most recent audited financial statements available for two public companies that are deemed to be similar in nature to us.  Expected dividend yield is based on historical trends.  The expected term represents the period of time that the options granted are expected to be outstanding.  The risk-free rates are based on U.S. Treasury securities with similar maturities as the expected terms of the options at the date of grant.  We believe this valuation methodology is appropriate for estimating the fair value of stock options granted to employees and consultants which are subject to SFAS 123R requirements.  These amounts, which are recognized ratably over the respective vesting periods, are estimates and thus may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants.

The following table summarizes the assumptions we utilized to record compensation expense for options awarded during the year ended December 31, 2007, and three months ended March 31, 2008:

Assumptions	2007	2008
		(Unaudited)

Expected volatility	61%	99%
Expected dividends	0%	0%
Expected term (years)	7.8
Risk-free rate	3.77%	1.37%

Income Taxes

We use the asset and liability method of accounting for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under this method, income tax expense or benefit is recognized for the amount of: (i) taxes payable or refundable for the current year; and, (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. In addition, effective January 1, 2007, we use the recognition and measurement framework for uncertain tax positions provided by FIN 48. Under SFAS 109 and FIN 48, management must make judgments, assumptions and estimates to determine our income tax expense and also our deferred tax assets and liabilities and any valuation allowance to be recorded against a deferred tax asset. Our judgments, assumptions and estimates relative to the income tax expense take into account enacted tax laws, our interpretation of tax laws and possible outcomes of audits if and when conducted by tax authorities. Changes in tax laws or our interpretation of tax laws and the resolution of tax audits, if and when conducted by tax authorities, could significantly impact the amount of income tax expense in our financial statements.

We had an unused net operating loss carry forward of $2,448,754 as of December 31, 2007, and $4,738,042 as of March 31, 2008, available for use on its future corporate income tax returns.  These net operating loss carry forwards expires from 2026 to 2028.  Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of any of our net operation loss and credit carry forwards may be limited if cumulative changes in ownership of more than 50% occur during any three year period.  Valuation allowances have been provided for deferred tax assets of $986,257 as of December 31, 2007 and $2,903,871 as of March 31, 2008, as the realization of such assets is dependent upon the generation of future taxable income during a period when such losses would be utilizable.

Contingencies and Litigation

We evaluate contingent liabilities including threatened or pending litigation in accordance with SFAS No. 5, “Accounting for Contingencies” and record accruals when the outcome of these matters is deemed probable and the liability is reasonably estimable. We make these assessments based on the specific facts and circumstances of each matter.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our directors and executive officers.

Name	Age	Position
Jordan Hudgens	24	Chief Executive Officer and Chairman of the Board
Mark Gaeta	39	President and Director
Francesco Tognoli	29	Chief Financial Officer and Secretary
Atul Patel	29	Chief Technology Officer

Jordan Hudgens has been our Chief Executive Officer and Chairman since March 13, 2008.  Mr. Hudgens was the founder of Vidshadow California and served as its Chief Executive Officer and Chairman of the board of directors from December 2006 through March 13, 2008. From 2003 to 2006, Mr. Hudgens owned the distribution house and customer service center for Hitting.com, a leading online baseball instructional company. From 2003 to 2005, Mr. Hudgens also served as President and Founder of Xplosiv Training, an online sports retail store in Scottsdale, AZ. From 1996 to 2002, Mr. Hudgens aided in the programming and revamping of Hitting.com’s website and assisted in reformatting their product. Mr. Hudgens earned his degree from Howard College in finance and computer programming.

Mark Gaeta has been our President and a director since March 13, 2008. Mr. Gaeta was the President and a director of Vidshadow California since 2007. From 2003 to 2007, Mr. Gaeta was a platinum member of the President’s Club as an Account Executive for Fremont Investment & Loan. From 2002 to 2003, he served as partner of the Gramercy Group, a NASDAQ market maker in New York. Mr. Gaeta earned his bachelor degree in business from the State University of New York at Albany.

Francesco Tognoli has been our Chief Financial Officer and Secretary since March 13, 2008.  Mr. Tognoli served as the Chief Financial Officer and Secretary of Vidshadow California from September 2007 through March 13, 2008.  From October 2005 to March 2007, Mr. Tognoli served as controller at Bayer Euroservices, where he focused on profit center accounting (product costing), profitability analysis (business control) assets and records accounting, overhead management and income statement preparation according to the Sarbanes-Oxley Act of 2002. From April 2004 to September 2005, Mr. Tognoli served as an auditor at Deloitte Touche Tohmatsu, Barcelona, Spain. His responsibilities related to the financial authority of the company, including search and selection of international business partners. From March 2003 to March 2004, Mr. Tognoli oversaw the Purchasing department at Grupo Travi one of the leading property management groups in Barcelona and Catalonia, while negotiating contracts and services. He also managed presentations, research events and mediations for the Italian Trade Commission. Advanced in the Spanish and Italian languages, Mr. Tognoli is a graduate of Universita’ degli Studi dell’ Insubria di Varese, Italy. He spent one year at the Universidad Autónoma de Barcelona, Spain, with EU-sponsored “Erasmus” study abroad program with a follow-on MIBP in Mannheim, Germany, focusing on International Business, European Economic Integration, Siemens Marketing Services.

Atul Patel has served as our Chief Technology Officer since March 14, 2008. Mr. Patel has over nine years of experience in strategy and product development, implementation, and analytics of Internet, video, and mobile advertising and lead generation. Mr. Patel serves as an advisor to various startups and enterprises in the area of monetization and optimization of digital advertising. In 2005, Mr. Patel co-founded LeadROI, a lead management system for financial services companies, the sector spending more in Internet advertising in 2007 than any other. In 2007, LeadROI was sold to Root Markets, a transparent lead exchange, where Mr. Patel focused on strategic and product development. LeadROI was sold again to MediaWhiz Holdings in 2008. Before LeadROI, Mr. Patel was with Countrywide Financial Corporation from 2002 to 2005, where he served in various roles including lead generation and acquisition and enterprise marketing analytics. Prior to Countrywide, from 1999 to 2002, Mr. Patel was a Research Analyst at Ernst & Young covering emerging markets. He earned his degree in economics and computing from University of California Los Angeles.

EXECUTIVE COMPENSATION

Summary of Compensation

The following table reflects all compensation awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer and our two other most highly compensated executive officers, our President and Chief Technology Officer.

Summary Compensation Table for Fiscal Year 2007
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Non-qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total Compensation ($)
Jordan Hudgens, Chief Executive Officer	2007	73,750	7,864	--	5,077	--	--	--	86,691
Francesco Tognoli, Chief Financial Officer and Secretary	2007	16,000	1,430	--	--	--	--	--	17,430
Mark Gaeta, President	2007	48,750	7,864	--	41,594	--	--	--	98,208
Atul Patel, Chief Technology Officer	2007	0	0	--	--	--	--	--	0

(1)

On December 28, 2007, in connection with his employment agreement, we issued a stock option to Jordan Hudgens granting him the right to acquire up to 2% (1,299,962 common shares) of our fully diluted outstanding common stock at an exercise price as calculated of $1.54 per common share. The option vests immediately and has a term of 7 years. For financial statement reporting purposes, we recorded compensation expense of $5,077 in relation to this grant.

On December 28, 2007, in connection with his employment agreement, we issued three separate stock options to Mark Gaeta granting him the right to acquire up to 2%, 3% and 5% (1,299,962, 1,949,943 and 3,249,906 common shares) of our fully diluted outstanding common stock at exercise prices of $1.54, $1.08, and $0.77, respectively, per common share. The options vest immediately and have a term of 7 years. For financial statement reporting purposes, we recorded compensation expense of $41,594 in relation to these grants.

Effective December 31, 2007, the options granted to Messrs. Hudgens and Gaeta were amended whereby both the number of shares and the exercise prices for each option became fixed whereas prior to that they had been variable in nature. Both the quantity of shares and the exercise price for each stock option had not changed since the date of grant through the day of the amendment and, therefore, for financial statement reporting purposes, no additional expense was recognized.

Discussion of Compensation

Our compensation program consists of bi-weekly payments to each employee, which are processed on the 15th day and the last day of each month. We use ADP Small Business Services for all of our payroll needs.

Employment Agreements, Termination of Employment and Change in Control Arrangements

The following discussions provide only a brief description of the documents described below. The discussions are qualified by the full text of the agreements.

We entered into an employment agreement with Jordan Hudgens, our Chief Executive Officer, on June 1, 2008. The term of the agreement is two years, however if the agreement is not terminated during that period, then it will be renewed for a period of one year until terminated pursuant to its terms. Mr. Hudgens receives compensation of $90,000 per year, is eligible for an annual bonus to be paid in accordance with our policies, and is reimbursed for business related expenses. Mr. Hudgens receives three weeks of paid vacation per year. Under the employment agreement, we granted Mr. Hudgens an option to purchase 1,299,962 shares of our common stock at an exercise price of $1.54 per share, which vests immediately and has a term of 7 years. We are required to include Mr. Hudgens in our health insurance program and Mr. Hudgens is entitled to participate in any other employee benefit plans established by us. Mr. Hudgens is also entitled to receive a cash payment equal to 2.75% of our monthly revenues to be paid within 30 days of the end of each month; however on July 3, 2008, Mr. Hudgens waived his right to any and all outstanding payments due to him through June 30, 2008 in connection with this payment of 2.75% of our monthly revenues.

We entered into an employment agreement with Mark Gaeta, our President, on June 1, 2008. The term of the agreement is two years, however if the agreement is not terminated during that period, then it will be renewed for a period of one year until terminated pursuant to its terms. Mr. Gaeta receives compensation of $138,000 per year, is eligible for an annual bonus to be paid in accordance with our policies, and is reimbursed for business related expenses. Mr. Gaeta receives three weeks of paid vacation per year. Under the employment agreement, we granted Mr. Gaeta options to purchase 1,299,962, 1,949,943 and 3,249,906 shares of our common stock at exercise prices of $1.54, $1.08, and $0.77, respectively, per share.  The options vest immediately and have a term of 7 years.  We are required to include Mr. Gaeta in our health insurance program and Mr. Gaeta is entitled to participate in any other employee benefit plans established by us. Mr. Gaeta is also entitled to receive a cash payment equal to 2.75% of our monthly revenues to be paid within 30 days of the end of each month; however on July 3, 2008, Mr. Gaeta waived his right to any and all outstanding payments due to him through June 30, 2008 in connection with this payment of 2.75% of our monthly revenues.

We entered into an employment agreement with Francesco Tognoli, our Chief Financial Officer, on June 1, 2008.  The term of the agreement is two years, however if the agreement is not terminated during that period, then it will be renewed for a period of one year until terminated pursuant to its terms. Pursuant to an amendment to Mr. Tognoli’s employment agreement effective February 29, 2008, Mr. Tognoli receives compensation of $50,400 per year. He is eligible for an annual bonus to be paid in accordance our policies and is reimbursed for business related expenses. Mr. Tognoli receives three weeks of paid vacation per year. Mr. Tognoli is also entitled to receive a cash payment equal to 0.5% of our monthly revenues to be paid within 30 days of the end of each month; however on July 3, 2008, Mr. Tognoli waived his right to any and all outstanding payments due to him through June 30, 2008 in connection with this payment of 0.5% of our monthly revenues.

In addition, the following terms apply to Mr. Gaeta’s, Mr. Hudgens’ and Mr. Tognoli’s, collectively referred to as “Employee”, employment agreements:

We are entitled to terminate Employee’s employment upon a change of control, death or for cause upon written notice. Employee is entitled to terminate his employment with cause and we or the Employee may terminate the agreement upon thirty (30) days’ notice to the other party. In such event, the Employee is obligated to continue to render his services and will be paid his regular compensation up to the date of termination. For purposes of the agreements, termination “with cause” means termination for any of the following reasons:

A.

Any breach of any material obligations owed to us;

B.

Refusal to follow the directive of our board of directors; or

C.

Conviction of a felony or any act involving moral turpitude.

For the purposes of the agreements, termination “without cause” means we may terminate Employee without cause upon thirty (30) days written notice. Upon termination without cause by us, Employee will be entitled to cash compensation equal to one month of salary at the existing base salary of the Employee.

In the event of a “Change of Control” whereby: (A) a person (other than a person who is an officer or a director on the effective date of the agreement), including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, after execution of the agreement, becomes, or obtains the right to become, the beneficial owner of our securities having (30%) or more of the combined voting power of our then outstanding securities that may be cast for the election of our directors; (B) at any time, a majority of the board-nominated slate of candidates for the board of directors is not elected; (C) we consummate a merger in which it is not the surviving entity; (D) substantially all our assets are sold; or (E) our stockholders approve our dissolution or liquidation; then all stock options and warrants, if any, granted by us to Employee under any plan or otherwise prior to the effective date of the Change of Control, will become vested, accelerate and become immediately exercisable; any time within twelve months after the effective date of the Change of Control, adjusted for any stock splits and capital reorganizations having a similar effect, subsequent to the effective date of the agreement. In the event Employee owns or is entitled to receive any of our unregistered securities, then we are obligated to use our best efforts to effect the registration of all such securities as soon as practicable, but no later than 120 days after the Change of Control; provided, however, that such period may be extended or delayed by us for one period of up to 60 days if, upon the advice of counsel at the time such registration is required to be filed, or at the time we are required to exercise our best efforts to cause such registration statement to become effective, such delay is advisable and in our best interests because of the existence of non-public material information, or to allow us to complete any pending audit of our financial statements.

Under the agreement, Employee is required to keep non-public information concerning our internal affairs or proprietary business operations or any trade secrets, new product developments, patents or unique processes, confidential. Employee is also required not to, at any time during the term of the agreement, and for one (1) year thereafter, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with our business (as identified in the agreement) as such business may be conducted on the date thereof, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, inventor, producer, director, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by Employee, his spouse or his children is permitted if such investment is not more than four percent (4%) of the total debt or equity capital of any such competitive enterprise or business and further provided that said competitive enterprise or business is a publicly held entity whose stock is listed and traded on a national stock exchange or through the NASDAQ Stock Market.  As used in the agreement, our business is deemed to include online content aggregation and distribution, in-stream video advertising, and maintenance of an online video platform for third party websites.

In addition, under the agreement, for a period one (1) year from the date of termination of the agreement Employee has agreed not to contact or solicit any of our customers, employees or suppliers.  Furthermore, during the entire time of employment, any outside consulting (paid or unpaid), employment, business venture or compensated activities must receive the written approval of the employee compensation committee, established by our board of directors, or any other committee of the board of directors serving such function.

On March 14, 2008, we entered into an employment agreement with Atul Patel, our Chief Technology Officer. The term of the agreement is two years, unless extended for an additional 12 months by mutual agreement of Mr. Patel and us upon 3-months prior written notice to Mr. Patel. Mr. Patel receives compensation of $120,000 per year and is also entitled to reimbursement of reasonable business related expenses and ten days paid vacation per year. On June 2, 2008 we granted Mr. Patel an option to purchase 400,000 shares of our common stock at a purchase price of $0.001 per share, exercisable as follows, 160,000 on July 1, 2008 and 30,000 per month on the first day of each of the eight months thereafter. The option has a term of 7 years. Under his employment agreement, Mr. Patel is required to keep the confidential and proprietary information and the trade secrets regarding our business in strict confidence and not to use such information for any purpose other than on our behalf and that of our affiliates. Upon our request, Mr. Patel is required to deliver to us all confidential information which he may possess or control. The employment agreement also provides that all right, title and interest in such confidential information made, discussed, obtained or learned by Mr. Patel during the term of the employment agreement or the 60-day period following termination of the agreement, is our sole property and will be disclosed promptly by Mr. Patel to us. In addition, any inventions, discoveries, or trade secrets made or found by Mr. Patel in the scope of his employment are our sole property and that any rights therein held or acquired by Mr. Patel are transferred and assigned to us (except Mr. Patel’s rights in any in any invention which qualifies fully under Section 2870(a) of the California Labor Code).

Mr. Patel is also bound to the non-solicitation provisions of the employment agreement, which provide that he will not, while employed by us, whether for his own account or for the account of any other individual or entity, solicit the business or patronage of any of our customers or clients with respect to products or services directly related to a competitive business activity (except that he will not be deemed to engage in competitive business activity solely by reason of (i) owning 1% or less of the common stock of any corporation if such stock is registered under section 12 of the Securities Exchange Act of 1934, as amended, or (ii) after termination of his employment, being employed by or providing services to a corporation having a total revenue of at least $500 million so long as such services are provided solely to a division of such corporation which does not engage in a business that is competitive with our business. Mr. Patel is also bound to the covenant not to compete provisions of his employment agreement, which provide that, without prior written consent of the Chief Executive Officer, during the period of Mr. Patel’s employment, he will not engage in any employment, occupation, consulting or other business activity in competition with us. It also provides that if Mr. Patel (or any agent, employee, officer or independent contractor retained by him) becomes aware of, or develops, creates, invests, conceives or discovers, any project, investment, venture, business or other opportunity that is similar to competitive with, related to or in the same field as us, then he must notify us immediately in writing of such opportunity and use his good-faith efforts to cause us to have the chance to invest in such opportunity. In addition, the provisions of the agreement provide that Mr. Patel, for a period of 6 months following the expiration or termination of the employment agreement, will not, without our prior written consent, own, manage, operate, control, be connected to or employed by or otherwise associated with, solicit, divert or appropriate, any of our current or prospective customers or patrons.

Under Mr. Patel’s employment agreement, we or Mr. Patel may terminate the agreement with cause upon 30 days notice, in which case, Mr. Patel is required to continue to render his services and will be paid his regular compensation up to the date of termination. We may alternatively terminate Mr. Patel’s employment without cause upon 30 days written notice, in which case, Mr. Patel will be entitled to cash compensation equal to one month of salary for every year, or a portion thereof, of service, at his existing base salary. If any party seeks the enforcement of any term of Mr. Patel’s employment agreement, the prevailing party is entitled to attorney’s fees and costs for the enforcement of such term or provision. In addition, any claim, dispute or other controversy relating to the agreement is to be settled and resolved by binding arbitration in Los Angeles County, California before a single arbitrator under the employment rules of the American Arbitration Association (unless such rules conflict with the arbitration clause in the employment agreement or California law, in which case the employment agreement or California law will govern). An arbitrator’s decision on any controversy relating to Mr. Patel’s employment agreement will be final and binding and fully enforceable as an arbitration award in any court having jurisdiction and venue over the parties.

Director Compensation

Directors do not currently receive compensation for their services as directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the date hereof. The information in this table provides ownership information for:

•

each person known by us to be the beneficial owner of 5% or more of our common stock;

•

each of our directors and executive officers; and

•

all of our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to our securities. A person (or group of persons) is deemed to be the “beneficial owner” of our Securities if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of, or to dispose or direct the disposition of such Securities. Accordingly, more than one person may be deemed to be the beneficial owner of the same security. Unless otherwise indicated, the persons named in the table below have sole voting and/or investment power with respect to the number of shares of common stock indicated as beneficially owned by them. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase shares of our common stock. Beneficial ownership and percentage ownership are based on 96,165,591 shares of common stock outstanding as of the date hereof. Unless otherwise indicated, the address of each person listed is care of Vidshadow, Inc., 1970 Estelle Lane, Placentia, California 92870.

	Amount and Nature of Beneficial Ownership	Percent of Class
Name of Beneficial Owner

Jordan Hudgens (1)	3,649,962	3.7%

Mark Gaeta (2)	14,899,811	14.5%

Francesco Tognoli	1,000,000	1.0%

Barry Layne (3)	1,040,000	1.1%

Atul Patel (4)	220,000	*

Norman Brodeur (5)(6)(7)	63,993,497	66.5%

Vidshadow Partners, Inc. (6)	52,150,000	54.2%

VSP Partners, Inc. (7)	5,848,500	6.1%

Andre Wadsworth	5,350,000	5.6%

Bryan Meyer	5,350,000	5.6%

All directors and executive officers as a group (4 persons)	19,769,773	19.4%

* Less than one percent

(1)	Includes: (i) 2,350,000 shares of common stock, and (ii) options to acquire up to an additional 1,299,962 shares of our common stock all of which are presently exercisable.

(2)	Includes: (i) 8,400,000 shares of common stock, and (ii) options to acquire up to an additional 6,499,811 shares of our common stock all of which are presently exercisable.

(3)	Includes options to acquire up to 1,040,000 shares of our common stock. Does not include options to acquire up to 960,000 shares of our common stock that are not currently exercisable.

(4)	Includes options to acquire up to 220,000 shares of our common stock. Does not include options to acquire up to 180,000 shares of our common stock that are not currently exercisable.

(5)

Includes: (i) 5,994,997 shares of common stock directly owned, (ii) 52,150,000 shares of common stock owned by Vidshadow Partners, Inc., and (iii) 5,848,500 shares of common stock owned by VSP Partners, Inc. Voting and/or investment power over these securities is held by Norman Brodeur. The address for Norman Brodeur is 1560 Sawgrass Corporate Parkway, 4th Floor, Sunrise, Florida 33323.

(6)	Voting and/or investment power over these securities is held by Norman Brodeur. The address of Vidshadow Partners, Inc. is 1560 Sawgrass Corporate Parkway, 4th Floor, Sunrise, Florida 33323.

(7)	Voting and/or investment power over these securities is held by Norman Brodeur. The address of VSP Partners, Inc. is 1560 Sawgrass Corporate Parkway, 4th Floor, Sunrise, Florida 33323.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Described below are certain transactions or currently proposed transaction between us and our executive officers, directors and the beneficial owners of 5% or more of our common stock, on an as converted basis, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds the lesser of $120,000 or 1% of the average of our total assets as of year-end for the last two completed fiscal years, other than compensation arrangements that are otherwise required to be described under “Executive Compensation.”

We lease a corporate apartment in New York City from Mark Gaeta, our President on an annual basis. On March 31, 2008, this lease was renewed for 12 months commencing April 1, 2008 at an annual rate of $25,500 plus utilities.  We paid rent expense of $25,492 for the year ended December 31, 2007 to our President in connection therewith.

In 2007, we, on occasion, rented studio space on a contract basis from Jordan Hudgens, our Chief Executive Officer, for an aggregate of $44,752. Additionally, we, on occasion, purchased apparel for promotional items from Jordan Hudgens for $11,679.

On August 2, 2007, we entered into a licensing agreement with Supafli Entertainment, Inc. (“Supafli”), a company owned by Norman Brodeur, the control person of our majority stockholder, Vidshadow Partners, Inc., whereby we received the right to display Supafli’s premium video content. Our customers’ advertising videos are shown before, during, or after Supafli’s premium video content in order to generate revenues from advertising customers.  In return for the right to use Supafli’s premium video content, we are obligated to remit to Supafli 80% of the net income derived from the usage of the premium video content.  From its inception through March 31, 2008, no amounts have been paid and no amounts are due under this agreement.

On November 1, 2007, we entered into another agreement with Supafli, whereby we agreed to develop a website platform that will enable Supafli to display its premium content on its own website.  At December 31, 2007, we had invoiced Supafli for $250,000, of which $150,000 had been received and the remaining $100,000 was included in our financial statements under “accounts receivable, related party”.  The total contract price with Supafli is $750,000, of which $450,000 has been received at March 31, 2008.  All revenue from Supafli for the development of the website platform will be deferred until the website platform is completed.  Accordingly, in our financial statements, “deferred income, related party” amounted to $250,000 at December 31, 2007, and $450,000 at March 31, 2008.  The remaining $300,000 under the agreement is expected to be invoiced during the second quarter of 2008.  Once the website platform has been completed and provided to Supafli, we will have the right to sell advertising on Supafli’s website under a revenue sharing agreement.

CORPORATE GOVERNANCE

Currently, we have two active members of our board of directors, Jordan Hudgens (Chairman), and Mark Gaeta, neither of which are independent, as defined in NASDAQ Marketplace Rule 4200. Meetings are typically held at our corporate office, which is located in Placentia, California. The regular attendees of the meeting include our CEO and Chairman, Jordan Hudgens, President and Director, Mark Gaeta, CFO and Secretary, Francesco Tognoli and Recording Secretary, Amber Harness. The meetings are held upon necessity and/or request by the board of directors.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Since prior to this offering, we did not have a class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, we were not required to file such forms with the Securities and Exchange Commission. Once we have a class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, we intend on filing all such forms in a timely manner and if not, to disclose any untimely filings in accordance with Item 405 Regulation S-K.

Code of Ethics

We have not adopted a code of ethics, but our board of directors plans to adopt a code of ethics covering all of our officers, directors and employees promptly.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Title 8 Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

Title 8 Section 145 of the Delaware General Corporation Law also permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense.

Any indemnification described above (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct described above. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Expenses, including attorneys’ fees, incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses, including attorneys’ fees, incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

The indemnification and advancement of expenses provided by, or granted pursuant to, the subsections of Title 8 Section 145 of the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

Title 8 Section 145 of the Delaware General Corporation Law allows a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability.

The indemnification and advancement of expenses provided by, or granted pursuant to, Title 8 Section 145 of the Delaware General Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. The Court of Chancery is vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this Title 8 Section 145 of the Delaware General Corporation Law or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses, including attorneys’ fees.

Our bylaws include indemnification provisions for our directors, officers, employees and agents that closely mirror the provisions of Title 8 Section 145 of the Delaware General Corporation Law, except that our bylaws also include the following additional provisions:

(i)

the corporation may make any other or further indemnification, except an indemnification against gross negligence or willful misconduct, under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in the indemnified party’s official capacity and as to action in another capacity while holding such office.

(ii)

the inuring of indemnification to the benefit of the heirs, executors and administrators of a person who has ceased to be a director, officer, employee or agent shall be determined by the board of directors of the Company by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding. If the board of directors shall, for any reason, decline to make such determination, then such determination may be made by the stockholders by a majority vote of a quorum consisting of stockholders who were not parties to such action, suit or proceeding; provided, however, that a determination made by the board of directors pursuant to the indemnification section of the corporation’s bylaws may be appealed to the stockholders by the party seeking indemnification or his representative or by any party entitled to call a special meeting of the stockholders and in such case, the determination made by the majority vote of quorum consisting of stockholders who were not parties to such action, suit or proceeding shall prevail over a contrary determination of the board of directors.

(iii)

if any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the stockholders or by an insurance carrier pursuant to insurance maintained by the corporation, the corporation shall, not later than the time of delivery to stockholders or written notice of the next annual meeting of stockholders unless such meeting is held within three months from the date of such payment, and, in any event, within 15 months from the date of such payment, deliver either personally or by mail to each stockholder of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amount paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

(iv)

the indemnification provision of the corporation’s bylaws shall be interpreted to permit indemnification to the fullest extent permitted by law. If any part of the indemnification provision of the corporation’s bylaws shall be found to be invalid or ineffective in any action, suit or proceeding, the validity and effect of the remaining part thereof shall not be affected. The provisions of the indemnification provision in the corporation’s bylaws shall be applicable to all actions, claims, suits, or proceedings made or commenced after the adoption of the bylaws of the corporation, whether arising from acts or omissions to act occurring before or after its adoption.

EXPERTS

Daszkal Bolton, certified public accountants, audited our financial statements at December 31, 2007 and December 31, 2006, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on the report of Daszkal Bolton, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the common stock being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the Securities and Exchange Commission can be read and copied at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549.  Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at the principal offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington D.C. 20549.  You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The Securities and Exchange Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.

 Upon the effectiveness of the registration statement of which this prospectus forms a part,, we will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and we intend to file periodic reports, proxy statements and other information with the Securities and Exchange Commission.

FINANCIAL INFORMATION

The unaudited financial statements as of March 31, 2008 and March 31, 2007 and the audited financial statements as of December 31, 2007 and for the period from December 22, 2006 (inception) to December 31, 2006 commence on the following page.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

vidShadow, Inc.

We have audited the accompanying balance sheets of vidShadow, Inc. as of December 31, 2007 and 2006, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of vidShadow, Inc., as December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has incurred losses from activities and incurred negative cash flows from operations.  This raises substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Daszkal Bolton LLP

Daszkal Bolton LLP

Boca Raton, Florida

February 27, 2008

2401 NW Boca Raton Boulevard  ♦ Boca Raton, FL 33431-6632 ♦ t: 561.367.1040 ♦  f: 561.750.3236

4455 Military Trail, Suite 201  ♦  Jupiter, FL 33458-4843  ♦  t: 561.622.8920  ♦  f: 561.624.1151

490 Sawgrass Corporate Parkway, Suite 200  ♦ Sunrise, FL 33325-6254  ♦ t: 954.974.3544  ♦ f: 954.974.3680

PCAOB Registered   www.daszkalbolton.com    Affiliated Offices Worldwide

VIDSHADOW, INC.

BALANCE SHEETS

DECEMBER 31, 2007 AND 2006

ASSETS
	December 31,		March 31,
	2007	2006	2008
			(Unaudited)
Current assets:
Cash	$49,264	$-	$3,447
Accounts receivable	50,394	-	42,751
Accounts receivable, related party	100,000	-	-
Prepaid expenses	216,129	-	23,092
Deferred costs	150,000	-	450,000
Total current assets	565,787	-	519,290

Property and equipment, net	53,485	23,940	48,946

Other assets:
Website development costs, net	22,818	3,240	17,500
Investment	50,000	-	50,000
Total other assets	72,818	3,240	67,500
Total assets	$692,090	$27,180	$635,736

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$184,900	$78,938	$157,398
Accrued expenses	65,390	-	9,399
Deferred income, related party	250,000	-	450,000
Total current liabilities	500,290	78,938	616,797

Commitments and contingencies

Stockholders' equity (deficit):
Preferred stock $0.001 par value;
none issued and outstanding	-	-	-
Common stock $0.001 par value;
64,998,116, 42,248,779, and 89,807,084
shares issued and outstanding, respectively	64,998	42,249	89,807
Additional paid-in capital	2,611,677	(17,245)	7,229,721
Accumulated deficit	(2,484,875)	(76,762)	(7,300,589)
Total stockholders' equity (deficit)	191,800	(51,758)	18,939
Total liabilities and stockholders' equity (deficit)	$692,090	$27,180	$635,736

See accompanying notes to financial statements.

VIDSHADOW, INC.

STATEMENTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2007 AND

PERIOD FROM DECEMBER 22, 2006 (INCEPTION) TO DECEMBER 31, 2006

	For the Year Ended December 31,	For the Period From December 22, 2006 (Inception) To December 31,	For the Three Months Ended March 31,
	2007	2006	2008	2007
			(Unaudited)	(Unaudited)

Revenue	$431,978	$-	$64,809	$332

Cost of revenue	679,140	10,510	291,871	77,416

Gross loss	(247,162)	(10,510)	(227,062)	(77,084)

Operating expenses:
Selling	1,048,810	48,461	234,915	157,583
General and administrative	1,091,324	16,731	4,336,660	127,224
Depreciation and amortization	29,345	1,060	21,198	5,202
Total operating expenses	2,169,479	66,252	4,592,773	290,009

Loss from operations	(2,416,641)	(76,762)	(4,819,835)	(367,093)

Other income	8,528	-	4,121	800

Loss before income taxes	(2,408,113)	(76,762)	(4,815,714)	(366,293)

Provision for income taxes	-	-	-	-

Net loss	$(2,408,113)	$(76,762)	$(4,815,714)	$(366,293)

Net loss per common share -
basic and diluted	$(0.04)	$(0.00)	$(0.07)	$(0.01)

Weighted average common shares
outstanding - basic and diluted	63,502,269	42,248,779	72,482,831	58,931,626

See accompanying notes to financial statements.

VIDSHADOW, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

YEAR ENDED DECEMBER 31, 2007 AND

PERIOD FROM DECEMBER 22, 2006 (INCEPTION) TO DECEMBER 31, 2006

	Preferred Stock		Common Stock		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Total
Balance, December 22, 2006 (Inception)	-	$-	-	$-	$-	$-	$-

Issuance of founder shares	-	-	42,248,779	42,249	(42,245)	-	4
Contributed property and equipment	-	-	-	-	25,000	-	25,000
Net loss	-	-	-	-	-	(76,762)	(76,762)

Balance, December 31, 2006	-	-	42,248,779	42,249	(17,245)	(76,762)	(51,758)

Common stock issued for cash	-	-	22,749,337	22,749	1,977,251	-	2,000,000
Contributed capital	-	-	-	-	100,000	-	100,000
Common stock returned and canceled	-	-	(10,349,701)	(10,350)	10,350	-	-
Common stock issued for cash	-	-	10,349,701	10,350	494,650	-	505,000
Stock options granted	-	-	-	-	46,671	-	46,671
Net loss	-	-	-	-	-	(2,408,113)	(2,408,113)

Balance, December 31, 2007	-	-	64,998,116	64,998	2,611,677	(2,484,875)	191,800

Common stock issued for services	-	-	3,349,910	3,350	209,375	-	212,725
Common stock issued pursuant
to recapitalization	-	-	17,087,058	17,087	(17,087)	-	-
Common stock issued as finder's fee	-	-	2,100,000	2,100	1,201,095	-	1,203,195
Stock options granted	-	-	-	-	2,516,933	-	2,516,933
Common stock issued for options exercised	-	-	2,272,000	2,272	707,728	-	710,000
Net loss	-	-	-	-	-	(4,815,714)	(4,815,714)

Balance, March 31, 2008 (Unaudited)	-	$-	89,807,084	$89,807	$7,229,721	$(7,300,589)	$18,939

See accompanying notes to financial statements.

VIDSHADOW, INC.

STATEMENTS OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2007 AND

PERIOD FROM DECEMBER 22, 2006 (INCEPTION) TO DECEMBER 31, 2006

	For the Year Ended December 31,	For the Period From December 22, 2006 (Inception) To December 31,	For the Three Months Ended March 31,
	2007	2006	2008	2007
			(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(2,408,113)	$(76,762)	$(4,815,714)	$(366,293)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation and amortization	29,345	1,060	21,198	5,202
Stock-based compensation	46,671	-	2,516,933	-
Stock issued for services	-	-	212,725	-
Stock issued for finder's fee	-	-	1,203,195	-
Impairment of website development costs	-	-	45,882	-
(Increase) decrease in:
Accounts receivable	(150,394)	-	7,643	(800)
Accounts receivable, related party	-	-	100,000	-
Employee advances	-	-	-	(20,000)
Prepaid expenses	(216,129)	-	193,037	(11,420)
Deferred costs	(150,000)	-	(300,000)	-
Increase (decrease) in:
Accounts payable	105,962	78,938	(27,502)	34,138
Accrued expenses	65,390	-	(55,991)	7,786
Deferred income, related party	250,000	-	200,000	-
Net cash provided by (used in) operating activities	(2,427,268)	3,236	(698,594)	(351,387)

Cash flows from investing activities:
Purchases of property and equipment	(46,566)	-	(1,365)	(9,123)
Purchase of investment	(50,000)	-	-	-
Purchases of website development costs	(31,902)	(3,240)	(55,858)	(7,300)
Net cash (used in) investing activities	(128,468)	(3,240)	(57,223)	(16,423)

Cash flows from financing activities:
Proceeds from issuances of common stock	2,505,000	4	710,000	450,000
Contributed capital	100,000	-	-	-
Net cash provided by financing activities	2,605,000	4	710,000	450,000

Net increase (decrease) in cash	49,264	-	(45,817)	82,190
Cash, beginning of period	-	-	49,264	-
Cash, end of period	$49,264	$-	$3,447	$82,190

Cash paid for interest	$-	$-	$-	$-
Cash paid for income taxes	$-	$-	$-	$-

Supplemental schedule of noncash investing and financing activities:
Contributed property and equipment	$-	$25,000	$-	$-
Stock sold for subscription receivable	$-	$-	$-	$1,550,000

See accompanying notes to financial statements.

VIDSHADOW, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Vidshadow, Inc. was incorporated in the State of California on December 22, 2006 under the name Vidshadow.com.  On February 13, 2008, an amendment was filed thereby changing the name to Vidshadow, Inc.  On February 1, 2008, Vidshadow, Inc. began doing business as Vidshadow Network.  In 2007, the Company derived revenues from three revenue streams including video advertising, video content syndication, and display advertising.

Vidshadow, Inc. has developed a video platform whereby content is paired with video advertisement.  Customer video advertisements are shown within premium content that is owned by or licensed to Vidshadow, Inc.  The video library is made available on third-party affiliate websites as well as www.vidshadow.tv.  The customer may specify the parameters in which their video advertisements are included within the premium content.  The video advertisements are targeted and measurable and enable the customers to generate customer leads, online sales and increased brand recognition.  Vidshadow, Inc. also provides content video syndication in which customers provide an entertaining video within which their product is strategically placed.  Vidshadow, Inc. also sells display advertising in the form of banners and impressions on its website www.vidshadow.tv.

On March 13, 2008, Vidshadow, Inc. (a Delaware corporation and formerly Sushee, Inc. until a name change to Vidshadow, Inc. in March 2008), a non-reporting pink sheets company, consummated a Share Exchange Agreement (the "Agreement") with Vidshadow, Inc. (a California corporation) whereby all of the stockholders in Vidshadow, Inc. (the California corporation) had their shares converted into 68,348,026 shares of Vidshadow, Inc. (the Delaware corporation), or approximately 80% of the common shares of Vidshadow, Inc. (the Delaware corporation).  Vidshadow, Inc. (the California corporation) and its wholly-owned subsidiary Vidshadow, Inc. (the Delaware corporation) are collectively referred to as the “Company” effective March 13, 2008 (See Note 11).

Going Concern

The Company has incurred losses of $2,408,113 and $76,762 for the year ended December 31, 2007 and for the period from December 22, 2006 (Inception) to December 31, 2006, respectively, and $4,815,714 for the three months ended March 31, 2008, and further losses are anticipated during 2008.  The Company had a negative cash flow from operations of $2,427,268 for the year ended December 31, 2007 and $698,594 for the three months ended March 31, 2008.  The Company’s ability to continue is limited without additional debt or equity financing from outside investors.  These matters raise substantial doubt about the Company's ability to continue as a going concern.  Management plans to fund operations by raising additional capital through the issuance of equity securities.  The financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements include the accounts of Vidshadow, Inc. (the California corporation) for all periods presented and its wholly-owned subsidiary Vidshadow, Inc. (formerly Sushee, Inc.) from March 13, 2008, the date of merger.  All material intercompany transactions have been eliminated in consolidation.

The accompanying unaudited financial statements for the three months ended March 31, 2008 and 2007 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation have been included.  Operating results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

VIDSHADOW, INC.

NOTES TO FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.  There were no cash equivalents at each balance sheet date presented.

Accounts Receivables

The Company uses the allowance method to account for uncollectible accounts receivable.  The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is recorded at each balance sheet presented.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation.  Depreciation is provided for on a straight-line basis over the estimated useful lives of the assets per the following table.  The Company periodically reviews property and equipment to determine that the carrying values are not impaired.

Furniture and fixtures	5 years
Office and computer equipment	3 years
Software	2 years

Website Development Costs

As required by EITF 00-2, ‘Accounting for Website Development Costs’ and Statement of Position No. 98-1, ‘Accounting for the Costs of Computer Software Developed or Obtained for Internal Use’, the Company capitalizes certain website development costs.  Generally, costs for developing website application and infrastructure, creating the initial graphics of the website, and adding upgrades and enhancements are capitalized whereas costs for planning, adding content, and operating the website are expensed as incurred.  Net capitalized website costs are recorded at cost less accumulated amortization.  Amortization is provided for on a straight-line basis over the expected useful life of the website.  The Company evaluates the recoverability of intangible assets periodically and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate impairment exists.

Investment

Investment represents a 5% minority interest in an unrelated private company.

Revenue

The Company recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition in Financial Statements” and EITF 00-21, “Revenue Arrangements with Multiple Deliverables.”  Accordingly, the Company recognizes revenue when the following criteria have been met: persuasive evidence of an arrangement exists, no significant Company obligations remain, collection of the related receivable is reasonably assured, and the fees are fixed or determinable.

In accordance with the provisions of EITF Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” (“EITF 99-19”), revenue is recognized on a gross basis and publisher expenses that are directly related to a revenue-generating event are recorded as a component of cost of revenue. Additionally, fee revenue from transactions on the Company's affiliate marketing networks are recognized on a net basis in accordance with the provisions of EITF 99-19 as the Company acts as an agent in these transactions and the payments to publishers are the contractual obligation of the advertiser customers.

Advertising

The Company expenses advertising costs as incurred.  The Company incurred advertising expenses of $544,515 and $26,860 for the year ended December 31, 2007 and for the period from December 22, 2006 (Inception) to December 31, 2006, respectively, and $114,252 and $69,459 for the three months ended March 31, 2008 and 2007, respectively.

Reclassifications

Certain  items  in  the  prior  years  have  been   reclassified  to  conform  to classifications used in the period ended March 31, 2008.

Loss Per Share

Net loss per share is based on the weighted average number of shares of common stock outstanding during the periods presented.  Common stock equivalents of 7,799,773 stock options outstanding at December 31, 2007, and 13,527,773 stock options outstanding at March 31, 2008 are not considered in diluted loss per share because the effect would be anti-dilutive.

VIDSHADOW, INC.

NOTES TO FINANCIAL STATEMENTS

Stock-Based Compensation

The Company accounts for its stock-based awards granted on or after January 1, 2006 at fair value and amortizes its related compensation expense over any vesting period.  Pursuant to SFAS 123R, forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates.  Stock-based compensation expense was recorded net of estimated forfeitures such that expense was recorded only for those stock-based awards that are expected to vest.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  SFAS No. 157 does not impose fair value measurements on items not already accounted for at fair value; rather it applies, with certain exceptions, to other accounting pronouncements that either require or permit fair value measurements.  On February 12, 2008, the FASB issued FASB Staff Position No. 157-2, which delayed the effective date to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.”  SFAS No. 159 permits all entities to choose to measure and report many financial instruments and certain other items at fair value at specified election dates.  If such an election is made, any unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each subsequent reporting date.  In addition, SFAS No. 159 establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  The Company is required to adopt the provisions of SFAS No. 159 for financial statements issued for fiscal years beginning after November 15, 2007.

In December 2007, the FASB issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements” (“SFAS 160”).  This Statement amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  SFAS 160 is required to be adopted simultaneously with SFAS 141R and is effective January 1, 2009.  The Company does not currently have any non-controlling interests in its subsidiary, and accordingly, the adoption of SFAS 160 is not expected to have a material impact on its consolidated financial position, cash flows or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” and SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements.”  These statements replace FASB Statement No. 141, “Business Combinations,” and require an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values at that date.  SFAS No. 141(R) also makes significant amendments to other Statements and other authoritative guidance.  The Statements are effective for years beginning on or after December 15, 2008.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”).  SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting.  It is intended to enhance the current disclosure framework in SFAS 133 by requiring that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation.  This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage.  The new disclosure standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  The Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  We have not yet determined the effect on our financial statements, if any, upon the adoption of SFAS 161.

The Company does not believe that the adoption of any recently issued standards will have a material effect on the Company’s financial position or results of operations and cash flows.

NOTE 3 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist primarily of cash, accounts receivable, prepaid expenses, deferred costs, accounts payable, accrued expenses and deferred income.  The recorded values of these financial instruments approximate their fair values because on their short-term natures.

VIDSHADOW, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 2007 and 2006, and March 31, 2008:

	December 31,		March 31,
	2007	2006	2008
			(Unaudited)

Furniture and fixtures	$14,986	$14,350	$16,351
Office and computer equipment	48,030	10,650	48,030
Software	8,550	-	8,550
	71,566	25,000	72,931
Less: accumulated depreciation	(18,081)	(1,060)	(23,985)
Property and equipment, net	$53,485	$23,940	$48,946

Depreciation expense for the year ended December 31, 2007 and for the period from December 22, 2006 (Inception) to December 31, 2006 was $17,021 and $1,060, respectively, and for the three months ended March 31, 2008 and 2007 was $5,904 and $1,902, respectively.

NOTE 5 – WEBSITE DEVELOPMENT COSTS

Capitalized website development costs were $31,902 and $3,240 for the year ended December 31, 2007, and for the period from December 22, 2006 (Inception) to December 31, 2006, respectively, and $55,858 for the three months ended March 31, 2008.  The Company’s initial website was utilized and amortized through March 31, 2008, at which time it was deemed impaired.  The website development costs could not be resold and were written off in entirety resulting in an impairment loss of $45,882, which is included in general and administrative expenses.  Of the amount expended for website development costs during the three months ended March 31, 2008, $17,500 was for the Company’s second website, which the Company began utilizing and amortizing at the beginning of the second quarter of 2008.

Website development costs consisted of the following at December 31, 2007 and 2006, and March 31, 2008:

	December 31,		March 31,
	2007	2006	2008
			(Unaudited)

Website development costs	$35,142	$3,240	$17,500
Less: accumulated amortization	(12,324)	-	-
Website development costs, net	$22,818	$3,240	$17,500

The following is a schedule of estimated future amortization expense of website development costs at March 31, 2008:

Year Ending December 31,	Amortization
2008	$6,563
2009	8,750
2010	2,188
Total	$17,500

VIDSHADOW, INC.

NOTES TO FINANCIAL STATEMENTS

Amortization expense for the year ended December 31, 2007 was $12,324, and for the three months ended March 31, 2008 and 2007 was $15,294 and $3,300, respectively.

NOTE 6 – INVESTMENT

The Company entered into an agreement in May 2007 whereby the Company acquired a 5% minority interest in MyNuMo LLC, an unrelated company, for a $50,000 investment.  The Company has the option to invest additional monies when certain milestones are met.

NOTE 7 – DEFERRED INCOME AND COSTS

In November 2007, the Company entered into an agreement with a related party whereby the Company agreed to develop a website platform that shall enable the related party to display its premium content on its own website.  At December 31, 2007, the Company had invoiced the related party for $250,000, of which $150,000 had been received and the remaining $100,000 was included in accounts receivable, related party.  The total contract price with the related party is $750,000, of which $450,000 has been received at March 31, 2008.  All revenue from the related party for the development of the website platform shall be deferred until the website platform is completed.  Accordingly, deferred income, related party amounted to $250,000 at December 31, 2007, and $450,000 at March 31, 2008.  The remaining $300,000 under the agreement is expected to be invoiced during the second quarter of 2008.

The Company subcontracted the development of the website platform to a non-affiliated entity and the amounts remitted to the non-affiliated entity totaled $150,000 at December 31, 2007, and $450,000 at March 31, 2008.  All costs remitted to the subcontracted developer shall be shown as deferred costs until any related income is recognized.  Accordingly, deferred costs amounted to $150,000 at December 31, 2007, and $450,000 at March 31, 2008.  Once the website platform has been completed and provided to the related party, the Company shall have the right to sell advertising on the related party’s website under a revenue sharing agreement.

NOTE 8 – CONCENTRATIONS

Cash

The Company maintains cash balances at two financial institutions in California.  Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000.  None of the cash accounts were in excess of FDIC insured limits at each balance sheet presented.

Customers and Vendors

Approximately 66% of total accounts receivable at December 31, 2007 are due from a related party. Revenue from two customers represented 79% of total revenue at December 31, 2007.  Cost of revenue from two vendors represented 49% of total cost of revenue at December 31, 2007.

NOTE 9 -  LEASES

The Company has non-cancelable leases for an office facility in Placentia, California and a corporate apartment in New York City (See Note 14), with terms of 1 to 3 years.  Rent escalation provisions are considered in determining straight-line rent expense to be recorded over the lease term.  Under the leasing arrangement, the Company pays the property taxes, insurance, maintenance, and expenses related to the leased property.

The following is a schedule of future minimum rental payments required under operating leases:

Year Ending December 31,
2008	$68,460
2009	10,540
Total minimum payments required	$79,000

Rent expense for the year ended December 31, 2007 was $76,973, and for the three months ended March 31, 2008 and 2007 was $22,270 and $7,148, respectively.

In 2007, the Company entered into an agreement to sublease space in its office.  The sublease rental income for the year ended December 31, 2007 was $7,610, and for the three months ended March 31, 2008 and 2007 was $4,121 and $800, respectively.

VIDSHADOW, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Employment Agreements

Effective December 2007, the Company entered into three-year employment agreements with three of the Company’s executive officers whereby the officers are entitled to receive additional compensation as cash payments equal to an aggregate of 6.0% (2.75%, 2.75% and 0.50%, respectively) of the Company's monthly revenues received.  Such payments are due within 30 days of the end of each month to which such payment relates.  The balance due as additional compensation under the employment agreements was $4,632 at December 31, 2007, and $8,521 at March 31, 2008, and has been included in accrued expenses.

In addition, the aforementioned agreements contain provisions which provide for certain benefits upon termination of the employee agreement.  Pursuant to the new employment agreements entered into on June 1, 2008, the employee is entitled to receive cash compensation equal to one month of salary at the then existing base salary of the employee.

Litigation

From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of business.  The Company is not currently a party to any material legal proceedings, nor is the Company aware of any other pending or threatened litigation that would have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably.

NOTE 11 – STOCKHOLDERS’ EQUITY (DEFICIT)

Recapitalization

On March 13, 2008, Vidshadow, Inc. (a Delaware corporation and formerly Sushee, Inc. until a name change to Vidshadow, Inc. on March 12, 2008), a non-reporting pink sheets company with no assets, liabilities or operations at that time, consummated a Share Exchange Agreement (the "Agreement") with Vidshadow, Inc. (a California corporation) whereby all of the stockholders in Vidshadow, Inc. (the California corporation) had their shares converted into 68,348,026 shares of Vidshadow, Inc. (the Delaware corporation), or approximately 80% of the common shares of Vidshadow, Inc. (the Delaware corporation).  The stockholders of Vidshadow, Inc. (the Delaware corporation) prior to the reverse merger received an aggregate of 17,087,058 common shares as part of the recapitalization.

Under generally accepted accounting principles, a company whose stockholders receive over fifty percent of the stock of the surviving entity in a business combination is considered the acquirer for accounting purposes.  Accordingly, the transaction was accounted for as an acquisition of Vidshadow, Inc. (the Delaware corporation) and a recapitalization of Vidshadow, Inc. (the California corporation).  The financial statements subsequently include the following:  (1) the balance sheet consists of the net assets of Vidshadow, Inc. (the Delaware corporation) at historical costs (zero at the acquisition date) and the net assets of Vidshadow, Inc. (the California corporation) at historical cost, and (2) the statement of operations consists of the operations of Vidshadow, Inc. (the California corporation) for the periods presented and the operations of Vidshadow, Inc. (the Delaware corporation) from the recapitalization date.

Capitalization and Reverse Stock Split

Upon completion of the reverse merger on March 13, 2008, the Company was authorized to issue 100,000,000 common shares at $0.001 par value.  On April 22, 2008, the Company amended its Articles of Incorporation to increase its authorized capital stock to 155,000,000 shares, consisting of 150,000,000 common shares with a par value of $0.001 and 5,000,000 preferred shares with a par value of $0.001.  In addition, the Company approved a 1.1459-to-1 reverse stock split and each stockholder entitled to a fractional share as a result of the reverse stock split was entitled to a full share in lieu of any such fractional share.  All share amounts have been retroactively restated accordingly.

Issuances of Common Stock

In January 2007, the Company issued 22,749,337 common shares (or 35% of the Company) to a then unrelated party in exchange for a subscription receivable of $2,000,000, all of which was received during 2007.

In August 2007, the Company’s Chief Executive Officer contributed cash of $100,000.

In December 2007, the Company’s Chief Executive Officer returned 10,349,701 common shares, which were then issued to the same investment group that had purchased shares in January 2007.  As a result of this transaction, the investment group obtained a greater than 50% ownership interest in the Company and the Company received $505,000 of needed working capital.

In December 2006, the Company was established with the issuance of 42,248,779 founder shares having a fair value of $4.

VIDSHADOW, INC.

NOTES TO FINANCIAL STATEMENTS

In December 2006, the Company’s founder and Chief Executive Officer contributed property and equipment having a fair value of $25,000.

In January 2008, the Company’s Chief Executive Officer was issued 2,349,937 common shares having a fair value of $149,225 for past services rendered.

In January 2008, the Company’s Chief Financial Officer was issued 999,973 common shares having a fair value of $63,500 for past services rendered.

In March 2008, as part of the reverse merger, the stockholders of Vidshadow, Inc. (the Delaware corporation) received an aggregate of 17,087,058 common shares as part of the recapitalization.  As Vidshadow, Inc. (the Delaware corporation) was a non-reporting pink sheets company with no assets, liabilities or operations at that time, the issuance of these shares was recorded as an increase in common stock of $17,087 for the par value of the shares issued with a corresponding decrease in additional paid-in capital.

In March 2008, as part of the reverse merger, the Company issued 2,100,000 common shares having a fair value of $1,203,195 as a finder’s fee to the entity that located the public shell for merger.

In March 2008, an aggregate of 2,272,000 common shares were issued for aggregate cash proceeds of $710,000 for stock options exercised.

NOTE 12 – STOCK-BASED COMPENSATION

On December 28, 2007, in connection with an employment agreement, the Company issued a stock option to the Company’s Chief Executive Officer granting the right to acquire up to 2% (1,299,962 common shares) of the fully diluted outstanding common stock of the Company at an exercise price as calculated of $1.54 per common share.  The option vests immediately and has a life of 7 years.  The Company recorded compensation expense of $5,077 in relation to this grant.

On December 28, 2007, in connection with an employment agreement, the Company issued three separate stock options to the President of the Company granting the right to acquire up to 2%, 3% and 5% (1,299,962, 1,949,943 and 3,249,906 common shares) of the fully diluted outstanding common stock of the Company at exercise prices of $1.54, $1.08, and $0.77, respectively, per common share.  The option vests immediately and has a life of 7 years.  The Company recorded compensation expense of $41,594 in relation to these grants.

Effective December 31, 2007, the options granted to the Company’s Chief Executive Officer and the President of the Company were amended whereby both the number of shares and the exercise prices for each option became fixed whereas prior to that they had been variable in nature.  Both the quantity of shares and the exercise price for each stock option had not changed since the date of grant through the day of the amendment and, therefore, no additional expense was recognized.

There were no stock options granted in 2006.

On March 14, 2008, the Company entered into a stock purchase agreement with its majority stockholder whereby the majority stockholder was granted the right to acquire up to 8,000,000 shares of restricted common shares at an exercise price of $0.3125 per share through December 31, 2008.  The purpose of entering into this agreement was to provide the Company with working capital for operations through the end of 2008.  The agreement has all the characteristics of an option and has therefore been accounted for as such.  Accordingly, the Company recorded stock-based compensation expense of $2,516,933 in relation to this agreement.

The Company estimates the fair value of stock options granted utilizing the Black-Scholes option pricing model, which is dependent upon several variables such as the expected option term, expected volatility of the Company’s stock price over the expected term, expected risk-free interest rate over the expected option term, expected dividend yield rate over the expected option term, and expected forfeiture rates.  Expected volatility is based on the average of (1) the Company’s sales of common stock while as a private company prior to the date of the reverse merger on March 13, 2008 and stock prices listed on pinksheets.com thereafter and (2) the expected volatilities from the most recent audited financial statements available for two public companies that are deemed to be similar in nature to the Company.  Expected dividend yield is based on historical trends.  The expected term represents the period of time that the options granted are expected to be outstanding.  The risk-free rates are based on U.S. Treasury securities with similar maturities as the expected terms of the options at the date of grant.  The Company believes this valuation methodology is appropriate for estimating the fair value of stock options granted to employees and consultants which are subject to SFAS 123R requirements.

VIDSHADOW, INC.

NOTES TO FINANCIAL STATEMENTS

These amounts, which are recognized ratably over the respective vesting periods, are estimates and thus may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants.

The following table summarizes the assumptions the Company utilized to record compensation expense for options awarded during the year ended December 31, 2007, and three months ended March 31, 2008:

Assumptions	2007	2008
		(Unaudited)

Expected volatility	61%	99%
Expected dividends	0%	0%
Expected term (years)	7.8
Risk-free rate	3.77%	1.37%

A summary of option activity at December 31, 2007 and March 31, 2008, and changes during the year ended December 31, 2007 and three months ended March 31, 2008 is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at January 1, 2007	-	$-
Granted	7,799,773	1.10
Exercised	-	-
Expired	-	-
Forfeited	-	-
Outstanding at December 31, 2007	7,799,773	$1.10	6.99	$-
Exercisable at December 31, 2007	7,799,773	$1.10	6.99	$-

Outstanding at January 1, 2008	7,799,773	$1.10
Granted	8,000,000	0.31
Exercised	(2,272,000)	0.31
Expired	-	-
Forfeited	-	-
Outstanding at March 31, 2008	13,527,773	$0.77	4.21	$20,612,604
Exercisable at March 31, 2008	13,527,773	$0.77	4.21	$20,612,604

The weighted-average grant date fair value of options granted during the year ended December 31, 2007 was $0.01, and the three months ended March 31, 2008 was $0.31.  The total intrinsic value of options exercised during the three months ended March 31, 2008 was $747,123.  The compensation expense recognized for the year ended December 31, 2007 was $46,671, and for the three months ended March 31, 2008 was $2,516,933.  At December 31, 2007 and March 31, 2008, there was no unrecognized compensation cost related to nonvested stock-based compensation arrangements.

NOTE 13 – INCOME TAXES

The Company’s evaluation of the tax benefit of its net operating loss carry forward is presented in the following table.  At December 31, 2007 and 2006, and March 31, 2008, the tax amounts have been calculated using the 34% federal and 8.84% state income tax rates.

VIDSHADOW, INC.

NOTES TO FINANCIAL STATEMENTS

	December 31,		March 31,
	2007	2006	2008
(Unaudited)
Income tax (benefit) consists of:
Current	$-	$-	$-
Deferred	-	-	-
Provision (benefit) for income taxes	$-	$-	$-

Reconciliation of the federal statutory income tax rate to the Company’s effective tax rate is as follows:

	December 31,		March 31,
	2007	2006	2008
			(Unaudited)

Taxes at the statutory rate	$(818,758)	$(26,099)	$(1,637,343)
Tax effect of permanent differences	3,046	-	578
State and local income taxes	(139,968)	(4,478)	(280,869)
Change in valuation allowance	955,680	30,577	1,917,634
Provision (benefit) for income taxes	$-	$-	$-

	December 31,		March 31,
	2007	2006	2008
Deferred tax assets:			(Unaudited)

Net operating loss carryforward	$975,437	$30,577	$1,887,352
Depreciation and amortization	1,318	-	2,304
Stock based compensation	18,591	-	1,021,186
Total deferred tax assets	995,346	30,577	2,910,842

Deferred tax liabilities:
Amortization of intangible assets	(9,089)	-	(6,971)
Total deferred tax liability	(9,089)	-	(6,971)
Net deferred tax asset	986,257	30,577	2,903,871

Valuation allowance:
Beginning of period	(30,577)	-	(986,257)
Increase during period	(955,680)	(30,577)	(1,917,614)
Ending balance	(986,257)	(30,577)	(2,903,871)
Net deferred taxes	$-	$-	$-

The Company had an unused net operating loss carry forward of $2,448,754 as of December 31, 2007, and $4,738,042 as of March 31, 2008, available for use on its future corporate income tax returns.  These net operating loss carry forwards expires from 2026 to 2028.  Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of any of the Company’s net operation loss and credit carry forwards may be limited if cumulative changes in ownership of more than 50% occur during any three year period.  Valuation allowances have been provided for deferred tax assets of $986,257 as of December 31, 2007 and $2,903,871 as of March 31, 2008, as the realization of such assets is dependent upon the generation of future taxable income during a period when such losses would be utilizable.

VIDSHADOW, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 14 – RELATED PARTY TRANSACTIONS

The Company leases a corporate apartment in New York City from the Company’s President and minority stockholder on an annual basis.  On March 31, 2008, this lease was renewed for 12 months commencing April 1, 2008 at an annual rate of $25,500 plus utilities.  The Company paid rent expense of $25,492 for the year ended December 31, 2007, and $6,826 and $2,000 for the three months ended March 31, 2008 and 2007, respectively.

On August 2, 2007, the Company (the “Licensee”) entered into a licensing agreement with a related party (the “Licensor”) whereby the Company the received the right to display the Licensor’s premium video content.  The advertising videos of the Company’s customers are shown before, during, or after the licensor’s premium video content in order to generate revenues from advertising customers.  In return for the right to use the Licensor’s premium video content, the Company is obligated to remit to the Licensor 80% of the net income derived from the usage of the premium video content.  From its inception through March 31, 2008, no amounts have been paid and no amounts are due under this agreement.

In November 2007, the Company entered into agreement with a related party whereby the Company agreed to develop a website platform that shall enable the related party to display its premium content on its own website.  At December 31, 2007, the Company had invoiced the related party for $250,000, of which $150,000 had been received and the remaining $100,000 was included in accounts receivable, related party.  The total contract price with the related party is $750,000, of which $450,000 has been received at March 31, 2008.  All revenue from the related party for the development of the website platform shall be deferred until the website platform is completed.  Accordingly, deferred income, related party amounted to $250,000 at December 31, 2007, and $450,000 at March 31, 2008.  The remaining $300,000 under the agreement is expected to be invoiced during the second quarter of 2008.  Once the website platform has been completed and provided to the related party, the Company shall have the right to sell advertising on the related party’s website under a revenue sharing agreement.

In 2007, the Company, on occasion, rented studio space on a contract basis from the Company’s Chief Executive Officer for $44,752.  Additionally, the Company, on occasion, purchased apparel for promotional items from the Company’s Chief Executive Officer for $11,679.

NOTE 15 – SUBSEQUENT EVENTS

On April 22, 2008, the Company amended its Articles of Incorporation to increase its authorized capital stock to 155,000,000 shares, consisting of 150,000,000 common shares with a par value of $0.001 and 5,000,000 preferred shares with a par value of $0.001.  In addition, the Company approved a 1.1459-to-1 reverse stock split and each stockholder entitled to a fractional share as a result of the reverse stock split was entitled to a full share in lieu of any such fractional share.  All share amounts have been retroactively restated accordingly.

On April 22, 2008, the Company established the 2008 Stock Plan (the “Plan”), which was approved by the Board of Directors on the same date and is effective for 10 years.  The Plan provides for a total of 5,000,000 shares to be allocated and reserved for the purposes of offering incentive stock options to employees and non-qualified stock options, restricted shares and unrestricted shares to officers, employees, directors and consultants.  If any stock option expires, terminates or is terminated or canceled for any reason prior to exercise in full, the shares subject to the unexercised portion shall be available for future options granted under the Plan.  Options become exercisable over various vesting periods depending on the nature of the grant.  Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Plan).  At the date of this report, all 5,000,000 shares remained reserved for future issuances under the Plan.

On June 2, 2008, the Company granted to several employees and consultants the right to purchase, in aggregate, of 2,630,000 shares of its common stock at an exercise price of $0.001 per share. The options vest from the date of issuance through July 2012 to March 2013 and have a life of 7 years.

On June 18, 2008, pursuant to the stock purchase agreement with its majority stockholder on March 14, 2008 for 8,000,000 common shares, the Company issued the remaining 5,728,000 shares under the agreement in exchange for $575,000 in cash and a promissory note for $1,215,000 due December 31, 2008.

VIDSHADOW, INC.

 5,100,000 SHARES

COMMON STOCK

PROSPECTUS

July 11, 2008

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

PART II – INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the costs and expenses payable by us in connection with the registration of the common stock offered hereby. All of the amounts shown are estimates except the Securities and Exchange Commission Registration Fee:

Amount
SEC Registration Fee	$351
Printing Fees	$10,000
Legal Fees	$75,000
Accounting Fees and Expenses	$50,000
Miscellaneous	$4,649
Total	$140,000

Item 14. Indemnification of Directors and Officers.

Title 8 Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

Title 8 Section 145 of the Delaware General Corporation Law also permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection with the defense.

Any indemnification described above (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct described above. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Expenses, including attorneys’ fees, incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses, including attorneys’ fees, incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

The indemnification and advancement of expenses provided by, or granted pursuant to, the subsections of Title 8 Section 145 of the Delaware General Corporation Law shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

Title 8 Section 145 of the Delaware General Corporation Law allows a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability.

The indemnification and advancement of expenses provided by, or granted pursuant to, Title 8 Section 145 of the Delaware General Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. The Court of Chancery is vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this Title 8 Section 145 of the Delaware General Corporation Law or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses, including attorneys’ fees.

Our bylaws include indemnification provisions for our directors, officers, employees and agents that closely mirror the provisions of Title 8 Section 145 of the Delaware General Corporation Law, except that our bylaws also include the following additional provisions:

(v)

the corporation may make any other or further indemnification, except an indemnification against gross negligence or willful misconduct, under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in the indemnified party’s official capacity and as to action in another capacity while holding such office.

(vi)

the inuring of indemnification to the benefit of the heirs, executors and administrators of a person who has ceased to be a director, officer, employee or agent shall be determined by the board of directors of the Company by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding. If the board of directors shall, for any reason, decline to make such determination, then such determination may be made by the stockholders by a majority vote of a quorum consisting of stockholders who were not parties to such action, suit or proceeding; provided, however, that a determination made by the board of directors pursuant to the indemnification section of the corporation’s bylaws may be appealed to the stockholders by the party seeking indemnification or his representative or by any party entitled to call a special meeting of the stockholders and in such case, the determination made by the majority vote of quorum consisting of stockholders who were not parties to such action, suit or proceeding shall prevail over a contrary determination of the board of directors.

(vii)

if any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the stockholders or by an insurance carrier pursuant to insurance maintained by the corporation, the corporation shall, not later than the time of delivery to stockholders or written notice of the next annual meeting of stockholders unless such meeting is held within three months from the date of such payment, and, in any event, within 15 months from the date of such payment, deliver either personally or by mail to each stockholder of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amount paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

(viii)

the indemnification provision of the corporation’s bylaws shall be interpreted to permit indemnification to the fullest extent permitted by law. If any part of the indemnification provision of the corporation’s bylaws shall be found to be invalid or ineffective in any action, suit or proceeding, the validity and effect of the remaining part thereof shall not be affected. The provisions of the indemnification provision in the corporation’s bylaws shall be applicable to all actions, claims, suits, or proceedings made or commenced after the adoption of the bylaws of the corporation, whether arising from acts or omissions to act occurring before or after its adoption.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, the registrant has issued and sold the following unregistered securities.  The discussions below take into account the reverse stock split that was effected on May 28, 2008.

On November 1, 2005, the registrant issued 130,902 shares of common stock to Mr. Ralph Fytton. The shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

On January 2, 2007, the registrant issued 6,982 shares of common stock to Global Merchant Investment Group, Inc., 87,268 shares of common stock to Jean-Pierre & Jean Pierre LLC and 43,634 shares of common stock to Illusion Inc. The shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

On May 8, 2007, the registrant issued 74,802 shares of common stock to Mr. Steve Sperber. The shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

On August 28, 2007, the registrant issued 12,467 shares of common stock to Mr. Steve Sperber. The shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

On October 9, 2007, the registrant issued 87,268 shares of common stock to Island Capital Management LLC and 21,817 shares of common stock to CFO Oncall, Inc. The shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

On February 15, 2008, the registrant issued 8,726,765 shares of common stock to Belmont Partners LLC and 27,052,971 shares of common stock to Mr. Norman Brodeur. The shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

On March 13, 2008, the registrant issued 20,514,515 shares of common stock to Vidshadow Partners Inc., 8,999,665 shares of common stock to Mr. Mark Gaeta, 2,349,937 shares of common stock to Mr. Jordan Hudgens, 999,973 shares of common stock to Mr. Francesco Tognoli, 5,349,850 shares of common stock to Mr. Bryan Myers, 5,349,850 shares of common stock to Mr. Andre Wadsworth, 949,974 shares of common stock to The Duncan Family Trust, and 199,995 shares of common stock to Mr. Ian Groucher. The shares were issued in connection with a share exchange with Sushee, Inc. and were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

On March 14, 2008, the registrant entered into a stock purchase agreement with Vidshadow Partners, Inc. whereby the registrant agreed to sell up to 8,000,000 shares of common stock to Vidshadow Partners, Inc.  On June 18, 2008, the agreement was amended and Vidshadow Partners, Inc. purchased all of the remaining shares in exchange for the issuance of a promissory note in the amount of $1,215,000 and all 8,000,000 shares were issued to Vidshadow Partners, Inc.  The shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

On April 22, 2008, the registrant issued 500,000 shares of common stock to Richardson & Patel LLP. The shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

On April 30, 2008, the registrant issued 113,448 shares of common stock to Wallstreet Direct Inc. The shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

On May 29, 2008, the registrant issued 17,052 shares of common stock to Wallstreet Direct Inc. The shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

On June 2, 2008, the registrant issued to the following persons options to purchase the number of shares of the Company’s common stock as indicated next to each name: Barry Layne (2,000,000), Atul Patel (400,000), Patrick Ting (50,000), Wesley Freitas (40,000), John Abraham (30,000), Claire Gaeta (30,000), Brad Sorensen (30,000), Amber Harness (25,000), and Dan Finkelstein (25,000). These shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits either (a) are filed with this report or (b) have previously been filed with the SEC and are incorporated herein by reference to those prior filings.

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	Certificate of Amendment of Articles of Incorporation
3.3	Bylaws*
5.1	Opinion of Richardson & Patel LLP*
10.1	Form of Employment Agreement by and between the Registrant and Jordan Hudgens
10.2	Form of Employment Agreement by and between the Registrant and Mark Gaeta
10.3	Form of Employment Agreement by and between the Registrant and Francesco Tognoli
10.4	Form of Employment Agreement by and between the Registrant and Atul Patel
10.5	Form of Professional Services Agreement by and between the Registrant and Barry Layne
10.6	Form of Stock Option Agreement by and between the Registrant and Jordan Hudgens
10.7	Form of Stock Option Agreement by and between the Registrant and Mark Gaeta
10.8	Form of Stock Option Agreement by and between the Registrant and Atul Patel
10.9	Form of Stock Option Agreement by and between the Registrant and Barry Layne
10.10	Lease Agreement by and between the Registrant and Air Commercial Real Estate Association dated February 2, 2006*
10.11	Funding Agreement by and between the Registrant and MyNuMo, LLC dated May 11, 2007

10.12	Digital Distribution Agreement by and between the Registrant and Supafli Entertainment, Inc. dated August 2, 2007*
10.13	Website Platform Development Agreement by and between the Registrant and Supafli Entertainment, Inc. dated November 1, 2007
10.14	Marketing Services Agreement by and between the Registrant and White Barn Group dated January 28, 2008*
10.15	Stock Purchase Agreement by and between the Registrant and Vidshadow Partners, Inc. dated March 14, 2008
10.16	Amendment No. 1 to Stock Purchase Agreement by and between the Registrant and Vidshadow Partners, Inc. dated June 18, 2008
10.17	Promissory Note dated June 18, 2008 by and between the Registrant and Vidshadow Partners, Inc.
14	Code of Ethics*
21	Subsidiaries of the Registrant
23.1	Consent of Daszkal Bolton
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)*
24	Power of Attorney (Included on Signature Page of this registration statement)*

*

To be filed by amendment.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1.   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i. Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii. Include any additional or changed material information on the plan of distribution

2.   For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

4.   Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Placentia, State of California on July 11, 2008.

VIDSHADOW, INC.

By: /s/ Jordan Hudgens

Jordan Hudgens

Chief Executive Officer

Pursuant to the requirements of the securities act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ Jordan Hudgens Jordan Hudgens	Chief Executive Officer and Director (Principal Executive Officer)	July 11, 2008
/s/ Mark Gaeta Mark Gaeta	President and Director	July 11, 2008
/s/ Francesco Tognoli Francesco Tognoli	Chief Financial Officer (Principal Financial and Accounting Officer)	July 11, 2008
/s/ Atul Patel Atul Patel	Chief Technology Officer	July 11, 2008